Exhibit 10.2

______________________________________________________________________________
CO-PROMOTION AGREEMENT
by and between
DOVA PHARMACEUTICALS, INC.
and
VALEANT PHARMACEUTICALS NORTH AMERICA LLC
September 26, 2018

______________________________________________________________________________

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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TABLE OF CONTENTS
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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS
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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CO-PROMOTION AGREEMENT
This Co-Promotion Agreement (this “Agreement”) is entered into and dated as of September 26, 2018 (the “Effective Date”) by and between Dova Pharmaceuticals, Inc., a Delaware corporation (“Dova”), and Valeant Pharmaceuticals North America LLC, a Delaware limited liability company (“Valeant”). Dova and Valeant are each referred to individually as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, Dova has developed and has rights to market and sell the Product (as defined below) in the Territory;
WHEREAS, the Parties believe that it would be mutually beneficial to collaborate on promotional activities for the Product and, accordingly, Dova desires that Valeant conduct certain promotional activities, and Valeant desires to conduct such activities, for the Product in the Territory;
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE 1
DEFINITIONS
1.1    “Act” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as it may be amended from time to time, and the regulations promulgated thereunder.
1.2    “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject who is administered the Product, but which does not necessarily have a causal relationship with the treatment for which the Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the Product, whether or not related to the Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an “Adverse Event”.
1.3    “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.
1.4    “Agreement” shall have the meaning set forth in the preamble to this Agreement.
1.5    “Alliance Managers” shall have the meaning set forth in Section 4.1.4.
1.6    “Alternate Product” shall mean a pharmaceutical product that is commercialized by Valeant or its Affiliates in the Territory and that is part of the Salix business segment of Valeant’s parent company, Bausch Health Companies, Inc. (or, in the event that such business segments are restructured, that is part of the Salix business unit), and which product is complementary to the Product with regard to Target Professionals in the Specialty.
1.7    “Applicable Laws” shall mean all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any Governmental Authority in the Territory pertaining to any of the activities and obligations contemplated by this Agreement, including, as applicable, the Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §§ 3729-3733) (and applicable state false claims acts), the Physician Payments Sunshine Act, the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the American Medical Association guidelines on gifts to physicians, generally accepted standards of good clinical practices adopted by current FDA regulations, as well as any state laws and regulations (i) impacting the promotion of pharmaceutical products, (ii) governing the provision of meals and other gifts to medical professionals, including pharmacists, or (iii) governing consumer

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

protection and deceptive trade practices, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.
1.8    “Business Day” means each day of the week, excluding Saturday, Sunday or a day on which banking institutions in New York, New York, USA are closed.
1.9    “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.10    “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.11     “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions, in each case of a Third Party (including any Governmental Authority).
1.12    “Code” shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA)/BIO, as it may be amended.
1.13    “Compensation Report” shall have the meaning set forth in Section 4.2.2(b).
1.14    “Compliance Manager” shall have the meaning set forth in Section 4.3.9.
1.15    “Compliance Report” shall have the meaning set forth in Section 4.2.2(c).
1.16    “Confidential Information” shall mean all secret, confidential, non-public or proprietary Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party to the other Party pursuant to this Agreement, including information relating to the disclosing Party’s existing or proposed research, development efforts, promotional efforts, regulatory matters, patent applications or business and any other materials that have not been made available by the disclosing Party to the general public. All such information related to this Agreement disclosed by or on behalf of a Party (or its Affiliate) to the other Party (or its Affiliate) pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder. For purposes of clarity, (i) Dova’s Confidential Information shall include all Product Materials unless and until made available by Dova to the general public (including through Valeant) and (ii) the terms of this Agreement shall be considered Confidential Information of both Parties.
1.17    “Confidentiality Agreement” shall have the meaning set forth in Section 9.1.1.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.18    “Designated Product” shall mean a specific pharmaceutical product marketed by Valeant which is agreed to in writing by the Parties on or prior to the Effective Date.
1.19     “Detail(s)” shall mean a Product presentation during a face-to-face sales call between a Target Professional and a Sales Representative, during which a presentation of the Product’s attributes, benefits, prescribing information and safety information are orally presented, for use in the Field in the Territory. Neither e-details, nor presentations made at conventions, exhibit booths, a sample drop, educational programs or speaker meetings, or similar gatherings, shall constitute a Detail.
1.20    “Detail Report” shall have the meaning set forth in Section 4.2.2.
1.21    “Dispute” shall have the meaning set forth in Section 13.6.1.
1.22    “Dollar” or “$” shall mean United States dollar.
1.23    “Dova Trademarks and Copyrights” shall mean the logos, trade dress, slogans, domain names and housemarks of Dova or any of its Affiliates as may appear on any Product Materials or Product Labeling, in each case, as may be updated from time to time by Dova.
1.24    “Dova’s Third Party Data Source” shall mean [***] or such other data source as selected by Dova and with which Dova enters into an agreement, at its cost.
1.25    “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
1.26    “FDA” shall mean the United States Food and Drug Administration or any successor agency performing comparable functions.
1.27    “Field” shall mean the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure and any and all additional indications for which the Product is approved in the Territory.
1.28    “Field Force Personnel” shall mean collectively, the Sales Representatives, the members of the institutional account management team described in Section 4.1.5, if any, that are engaged in Detailing the Product and any other employees of Valeant engaged in the Valeant Activities.
1.29    “GAAP” shall mean United States generally accepted accounting principles.
1.30    “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.31    “Gross to Net Fraction” shall mean, for each SKU of the Product, a fraction (i) the numerator of which is the net sales of the SKU of the Product in the Territory for an applicable period (based on the gross-to-net discounts for all sales of such SKU of the Product (i.e., sales attributable to the Specialty, as well as all other sales of such SKU of the Product), and (ii) the denominator of which is gross sales of such SKU of the Product in the Territory for an applicable period, in each case, as determined in accordance with Dova’s revenue recognition policies, which is in accordance with GAAP (on a consistent basis), for quarterly financial reporting purposes, as reported in Dova’s quarterly filings with the U.S. Securities Exchange Commission.
1.32     “Indemnified Party” shall have the meaning set forth in Section 11.3.
1.33    “Indemnifying Party” shall have the meaning set forth in Section 11.3.
1.34    “Intellectual Property” shall have the meaning set forth in Section 8.1.2.
1.35    “Intermediary” shall mean any wholesaler or distributor who sells Product to Retail Pharmacies and Non-Retail Institutions, but not patients, and with which Dova (or its Affiliates) has entered into an agreement or otherwise has arrangements.
1.36    “Inventions” shall have the meaning set forth in Section 8.1.2.
1.37    “JSC” shall have the meaning set forth in Section 3.1.
1.38    “Know-How” shall mean information, whether or not in written form, including biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information, including processes, methods, procedures, techniques, plans, programs and data.
1.39    “Losses” shall mean any and all amounts paid or payable to Third Parties with respect to a Claim (including any and all losses, damages, obligations, liabilities, fines, fees, penalties, awards, judgments, interest), together with all documented out-of-pocket costs and expenses, including attorney’s fees, reasonably incurred.
1.40     “Net Sales” shall mean, for an applicable period, the aggregate amount, without duplication, equal to the Specialty Pharmacy Net Sales for each SKU, the Retail Net Sales for each SKU, if any, and the Non-Retail Net Sales for each SKU.
1.41    “Non-Retail Institution” shall mean any institution (other than the Specialty Pharmacies, Retail Pharmacies and Intermediaries) to which Dova (or its Affiliates or its Intermediaries) sells and/or ships units of Product during the Term, which shall include group purchasing organizations (GPOs), hospitals, clinics, long term care facilities and any outlets that are a member of an Integrated Delivery Network (IDN), and with which Dova or its Affiliates do not have data agreements which enables Dova to track shipments of Product from such institution to patients based on the Target Professional prescribing such Product.
1.42     “Non-Retail Net Sales” shall mean, for each SKU of the Product:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) the number of units of such SKU of Products shipped by Dova (or its Affiliates or its Intermediaries) to the Non-Retail Institutions in the Territory during an applicable period (excluding any shipments in excess of one unit of either SKU shipped to such Non-Retail Institutions based on the initial orders from such Non-Retail Institutions):
MULTIPLIED BY
(ii) the applicable Specialty Fraction for such SKU of the Product for the applicable period,
MULTIPLIED BY
(iii) the applicable WAC for such SKU of the Product for the applicable period,
MULTIPLIED BY
(iv) the Gross to Net Fraction for such SKU of the Product for the applicable period.
1.43     “Party” shall have the meaning set forth in the preamble to this Agreement.
1.44    “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity, or government or political subdivision thereof.
1.45    “Product” shall mean the product approved pursuant to New Drug Application (NDA) No. 210238, as such approval may be supplemented from time to time (including by way of supplemental new drug application (sNDA)), currently marketed as DOPTELET® (avatrombopag) in the Territory and shall include an authorized generic version of such Product.
1.46     “Product Labeling” shall mean the labels and other written, printed or graphic matter upon (a) any container or wrapper utilized with the Product or (b) any written material accompanying the Product, including Product package inserts, in each case as approved by the FDA.
1.47    “Product Materials” shall have the meaning set forth in Section 4.4.1(a).
1.48    “Product Training Materials” shall have the meaning set forth in Section 4.4.1(a).
1.49    “Quarterly Average Sales Force Size” shall have the meaning set forth in Section 4.2.2.
1.50    “Quarterly Minimum Details” for an applicable Calendar Quarter shall mean [***].
1.51     “Regulatory Approval” shall mean any and all necessary approvals, licenses, registrations or authorizations from any Governmental Authority, in each case, necessary to commercialize the Product in the Territory.
1.52    “Retail Pharmacy” shall mean an outlet which dispenses the Product directly to a patient in a retail setting or through mail order services.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.53    “Retail Net Sales” shall mean, for each SKU of the Product:
(i) the number of units of such SKU of the Product shipped from Retail Pharmacies to patients based on prescriptions written by the Specialty in the Territory (as determined by data reported by data aggregator) or such other data source with which Dova enters into an agreement at its cost),
MULTIPLIED BY
(ii) the applicable WAC for such SKU of the Product for the applicable period,
MULTIPLIED BY
(iii) the Gross to Net Fraction for such SKU of the Product for the applicable period.
1.54    “Sales Representative” shall mean an individual employed and compensated by Valeant as a full-time employee as part of its sales forces and who engages in Detailing of the Designated Product (or the Alternate Product, as the case may be) in the Territory, and who is also trained with respect to the Product in accordance with this Agreement (including the Product Labeling and the use of the Promotional Materials) to deliver Details for the Product in the Field in the Territory.
1.55    “Senior Officer” shall mean, with respect to Dova, its President and Chief Executive Officer (or such officer’s designee), and with respect to Valeant, its [***] (or such officer’s designee). From time to time, each Party may change its Senior Officer by giving written notice to the other Party.
1.56     “Specialty” shall mean (i) Target Professionals with a primary or secondary specialty designation of Gastroenterology, Colorectal Surgery or Proctology (excluding any such Target Professionals with a primary or secondary specialty designation of Hepatology (including Transplant Hepatology), in each case, as determined by data reported by Dova’s Third Party Data Source, subject to any adjustments determined pursuant to the process set out in Section 6.5, and (ii) all healthcare professionals with Nurse or Physician Assistant specialty designations affiliated with the Target Professionals described in subsection (i), as adjusted.
1.57    “Specialty Fraction” shall mean, for each SKU of the Product, a fraction (i) the numerator of which is the number of units of such SKU of the Product shipped from the Specialty Pharmacies or the Retail Pharmacies to patients based on prescriptions written by the Specialty in the Territory (as determined by data reported pursuant to agreements between Dova (or its Affiliates) and the Specialty Pharmacies or the data aggregators, applicable), and (ii) the denominator of which is the number of units of such SKU of the Product shipped from the Specialty Pharmacies or the Retail Pharmacies to all patients in the Territory (namely based on prescriptions written by the Specialty and outside the Specialty) (as determined by data reported pursuant to agreements between Dova (or its Affiliates) and the Specialty Pharmacies or the data aggregators, as applicable).
1.58    “Specialty Pharmacy Net Sales” shall mean, for each SKU of the Product:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) the number of units of such SKU of the Product shipped from the Specialty Pharmacies to all patients based on prescriptions written by the Specialty in the Territory during an applicable period (as determined by data reported pursuant to agreements between Dova (or its Affiliates) and the Specialty Pharmacies or the data aggregators, as applicable); and
MULTIPLIED BY
(ii) the applicable WAC for such SKU of the Product for the applicable period,
MULTIPLIED BY
(iii) the Gross to Net Fraction for such SKU of the Product for the applicable period.
1.59    “Specialty Pharmacy” shall mean those specialty pharmacies to which Dova (or its Affiliates) sells and/or ships units of Product during the Term and for which Dova or its Affiliates have agreements with that include data provisions or provide for separate data agreements which enables Dova to track shipments of Product from such Specialty Pharmacy to patients based on the Target Professional prescribing such Product.
1.60    “Tail Period” shall mean the period commencing on the day after the last day of the Term and ending on the earlier of (i) [***] and (ii) [***], unless terminated early pursuant to Section 2.3.1(a) of the Agreement.
1.61     “Target Professionals” shall mean physicians, nurse practitioners, physician assistants and any other medical professionals in the Territory with prescribing authority (as authorized under Applicable Law) in the Territory for the Product.
1.62    “Term” shall have the meaning set forth in Section 12.1.
1.63    “Territory” shall mean the United States of America and its territories and possessions.
1.64    “Third Party(ies)” shall mean any person or entity other than Dova and Valeant and their respective Affiliates.
1.65    “Third Party Agreements” shall mean the agreements described on Schedule 1.65 hereto.
1.66    “Valeant Activities” shall mean any and all promotional activities (including Detailing) conducted by Valeant to encourage the appropriate use of the Product in the Specialty in the Field in the Territory in accordance with the terms of this Agreement.
1.67    “Valeant Property” shall have the meaning set forth in Section 8.1.1.
1.68    “WAC” shall mean, for each SKU of the Product, Dova’s list price for a unit of the SKU of the Product to wholesalers or direct purchasers in the Territory, as reported in wholesale price guides or other nationally recognized publications of drug pricing data.
ARTICLE 2
RIGHTS AND OBLIGATIONS
2.1    Engagement; Grant of Rights. During the Term, subject to the terms and conditions of this Agreement, Dova hereby grants to Valeant the right, on a co-exclusive basis (solely with Dova and its Affiliates), to Detail and promote the Product in the Specialty in the Territory in the Field, and to conduct the Valeant Activities and the activities of the institutional account management team (pursuant to and subject to the terms of Section 4.1.5) for the Product in the Territory in the Field in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Dova retains and reserves the right for Dova and its Affiliates to promote the Product in the Territory including in the Specialty. Valeant shall have no other rights relating to the Product, except as specifically set forth in this Agreement and, without limiting the foregoing, except as set out in Section 4.1.5, if agreed upon, Valeant shall have no right to, and shall not, conduct the Valeant Activities for the Product outside the Specialty or outside the Territory or for use outside the Field. Except to Affiliates of Valeant, Valeant’s rights and obligations under this Section 2.1 are non-transferable, non-assignable, and non-delegable. Except to Affiliates of Valeant, Valeant shall not subcontract the Valeant Activities with any Third Party (including any contract sales force). Any obligation of Valeant under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Valeant’s sole and exclusive option, either by Valeant or its Affiliates. Valeant guarantees the performance of all actions, agreements and obligations to be performed by its Affiliates under the terms and conditions of this Agreement. For clarity, Valeant shall not have any license rights hereunder nor any rights to sublicense any rights hereunder.
2.2    Retention of Rights. Except with respect to the exclusive rights granted to Valeant to conduct the Valeant Activities for the Product in the Specialty in the Territory in the Field pursuant to Section 2.1 and, and if agreed upon, outside the Specialty in the Territory in the Field pursuant to Section 4.1.5, Dova retains all rights in and to the Product. Without limiting the generality of the foregoing (and without limiting Dova’s retained rights set forth in Section 2.1), Dova specifically retains the following rights (and Valeant and its Affiliates shall have no rights to the following, except as set forth below in this Section 2.2):
2.2.1    responsibility for promoting the Product outside the Specialty;
2.2.2    responsibility for the manufacture and distribution of the Product, and any future development of the Product;
2.2.3    responsibility for all decisions regarding regulatory submissions and, except as expressly set forth herein, for interactions with any Governmental Authority, including but not limited to FDA, with respect to the Product;
2.2.4    responsibility for final approval of all Product Materials content (including submission of Promotional Materials to FDA’s Office of Prescription Drug Promotion) with respect to the conduct of the Valeant Activities for Product, except as expressly set forth herein;
2.2.5    selling and booking all sales of the Product; and
2.2.6    responsibility for handling all safety related activities related to Product as set forth in ARTICLE 5 (including submitting all safety reports and interacting with Governmental Authorities with respect thereto) and initiating and managing any Product recalls.
For clarity, except as provided in Sections 2.1 or 2.4, Valeant shall not acquire any license or other intellectual property interest, by implication or otherwise, in any technology, Know-How or other intellectual property owned or controlled by Dova or any of its Affiliates, and Dova is not providing any such technology, Know-How or other intellectual property, or any assistance related thereto, to Valeant for any use other than for the mutual benefit of the Parties as expressly contemplated hereby.
2.3    Non-Competition; Non-Solicitation.
2.3.1    Non-Competition. (a) [***], neither Valeant nor its Affiliates shall, directly or indirectly, [***] in the Territory other than the Product; provided that if the Agreement is terminated by Dova pursuant to [***], then any Tail Period shall be immediately terminated if either Valeant or any of its Affiliates, directly or indirectly, [***] in the Territory other than the Product during such Tail Period. Notwithstanding the foregoing, this Section 2.3.1(a) shall not apply to any products marketed, promoted, detailed, offered for sale, or sold by any business (or any portion thereof), other Person, or group of Persons, [***].
(a)    [***], neither Dova nor is Affiliates shall, directly or indirectly, [***]. Notwithstanding the foregoing, this Section 2.3.1(b) shall not apply to any products marketed, promoted, detailed, offered for sale, or sold by any business (or any portion thereof), other Person, or group of Persons[***].
2.3.2    Non-Solicitation. [***], neither Valeant nor Dova (nor any of their respective Affiliates) shall directly or indirectly solicit for hire or employee as an employee, consultant or otherwise any of the other Party’s professional personnel who have had direct involvement with the JSC, with the Valeant Activities under this Agreement (which, in the case of Valeant, includes the Field Force Personnel) or with Dova’s commercialization activities for the Product, without the other Party’s prior written consent. Notwithstanding anything to the contrary, in no event shall the restrictions set forth in this Section 2.3.2 apply to [***].
2.4    Dova Trademarks and Copyrights.
2.4.1    Valeant shall have the non-exclusive right to use the Dova Trademarks and Copyrights solely on Product Materials in order to perform the Valeant Activities and solely in accordance with the terms and conditions of this Agreement. Dova shall promptly notify Valeant of any updates or changes to the Dova Trademarks and Copyrights on the Product Materials, and Valeant shall thereafter solely use such updated Product Materials in performing its obligations under this Agreement. Valeant shall promptly notify Dova upon becoming aware of any violation of this Section 2.4.1.
2.4.2    Valeant shall follow all instructions and guidelines of Dova (of which Dova has provided Valeant copies) in connection with the use of any Dova Trademarks and Copyrights, and, if Dova reasonably objects to the manner in which any such Dova Trademarks and Copyrights are being used, Valeant shall cease the use of any such Dova Trademarks and Copyrights in such manner upon written notice from Dova thereof. Without limiting the foregoing, Valeant shall also adhere to at least the same quality control provisions as companies in the pharmaceutical industry adhere to for their own trademarks and copyrights. In all cases, Valeant shall use the Dova Trademarks and Copyrights with the necessary trademark (and copyright, as applicable) designations, and shall use the Dova Trademarks and Copyrights in a manner that does not derogate from Dova’s rights in the Dova Trademarks and Copyrights. Valeant shall not at any time during the Term knowingly do or allow to be done any act or thing which will in any way impair or diminish the rights of Dova in or to the Dova Trademarks and Copyrights. All goodwill and improved reputation generated by Valeant’s use of the Dova Trademarks and Copyrights shall inure to the benefit of Dova, and any use of the Dova Trademarks and Copyrights by Valeant shall cease at the end of the Term. Valeant shall have no rights under this Agreement in or to the Dova Trademarks and Copyrights except as specifically provided herein. During the Term, Valeant will not contest the ownership of the Dova Trademarks and Copyrights, their validity, or the validity of any registration therefor. During the Term, Valeant will not knowingly register and/or use any marks (including in connection with any domain names) that are confusingly similar to the Dova Trademarks and Copyrights.
ARTICLE 3
JOINT STEERING COMMITTEE
3.1    Formation of the JSC. As soon as practicable, but no later than twenty (20) days after the Effective Date, the Parties shall form a joint steering committee (“JSC”) whose responsibilities during the Term shall be to oversee the activities set forth in Section 3.3. The JSC shall consist of three (3) representatives from each Party, each with suitable seniority and relevant experience and expertise to enable such person to address matters falling within the purview of the JSC. From time to time, each Party may change any of its representatives on the JSC by giving written notice to the other Party. The meetings of the JSC will be chaired by a representative from Dova or Valeant, on an alternating basis. The JSC shall determine a meeting schedule; provided, that, in any event, meetings shall be conducted no less frequently than quarterly by teleconference or in person, or as otherwise agreed by the Parties. In person meetings shall occur at such places as mutually agreed by the Parties. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, that such attendees (i) shall not participate in the decision-making process of the JSC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 9.
3.2    Meetings and Minutes. Meetings of the JSC may be called by either Party on no less than thirty (30) days’ notice during the Term. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) days in advance to the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for that particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting. Each Party shall bear its own costs for its members to attend such meetings.
3.3    Purpose of the JSC. The purposes of the JSC shall be to, subject to Section 3.4:
3.3.1    provide a forum to discuss and coordinate the Parties’ activities under this Agreement;
3.3.2    provide a forum to discuss and coordinate the promotion of the Product in the Territory, including in and outside the Specialty;
3.3.3    provide a forum to discuss Product Materials (it being understood that the JSC shall not have the right to approve such Product Materials);
3.3.4    facilitate the flow of information and otherwise promote the communications and collaboration within and among the Parties relating to this Agreement and the promotion of the Product;
3.3.5    discuss planning and implementation of all Valeant Activities, including but not limited to training of Sales Representatives and, if agreed upon, the activities of the institutional account management team referred to in Section 4.1.5;
3.3.6    decide on the acceptable form of and review and discuss the Detail Reports and reports of Net Sales;
3.3.7    decide on the acceptable form of and review and discuss the Compensation Reports and the incentive compensation matters described in Section 4.1.3, including any applicable adjustments to the Product-related sales goals and targets of the Sales Representatives;
3.3.8    review and discuss any matters brought to its attention by either Party’s Alliance Manager;
3.3.9    review, discuss and decide on the Alternate Product described in Section 4.2.1(c) or any additional product that may be Detailed by Valeant described in Section 4.2.1(d);
3.3.10    discuss the Promotional Materials matters described in Section 4.4.1(b);
3.3.11    discuss supply or distribution issues relating to the Product, such as any supply shortages;
3.3.12    discuss the pricing of the Product (provided that Dova shall have sole authority to determine pricing of the Product);
3.3.13    act as a first level escalation to address disagreements or disputes between the Parties;
3.3.14    form and oversee any sub-committee or working group in furtherance of the activities contemplated by this Agreement;
3.3.15    decide on the acceptable form of and review and discuss the Compliance Reports; and
3.3.16    perform such other responsibilities as may be mutually agreed upon by the Parties in writing from time to time; provided, however, for clarity the JSC shall have no authority to amend or modify any provisions of this Agreement and no authority to waive or definitively interpret the provisions of this Agreement.
3.4    Decision Making. Meetings of the JSC will occur only if at least one representative of each Party is present at the meeting. Each Party shall have one (1) vote. The JSC will use good faith efforts to reach consensus on all matters properly brought before it. If the JSC does not reach unanimous consensus on an issue at a meeting or within a period of [***] thereafter, then the JSC shall submit in writing the respective positions of the Parties to the Senior Officers of the Parties. Such Senior Officers shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include at least one (1) teleconference between such Senior Officers within [***] after the JSC’s submission of such matter to them. Any final decision mutually agreed to in writing by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, then (i) Valeant shall have the right to conclusively determine all matters related to Valeant Activities and Detailing of the Product, including matters relating to the institutional account manager team, the incentive compensation of the Sales Representatives and targeting for Details, provided that such determination and any related activities comply with the terms and conditions of this Agreement, and (ii) Dova shall have the right to conclusively determine all other matters; provided, however, for clarity any such determination shall not amend, modify or waive any provisions of this Agreement or definitively interpret the provisions of this Agreement.
3.5    Marketing Sub-Committee.
3.5.1    Promptly after the Effective Date, the JSC shall facilitate the formation of a Marketing Sub-Committee comprised of an equal number of representatives from each Party. Such sub-committee shall meet from time to time and discuss, among other things:
(a)    the number of speaker programs for the Product to be conducted by Dova in each Calendar Year;
(b)    the Promotional Materials and quantities thereof;
(c)    the annual brand plan; and
(d)    the annual conference strategy.
3.5.2    [***] shall constitute the “Speaker Program Threshold”. If Dova wishes to conduct speaker programs in any Calendar Year after 2018 in excess of the Speaker Program Threshold, then the Parties shall meet, through the Marketing Sub-Committee, to discuss such excess speaker programs and the costs thereof. If the Marketing Sub-Committee unanimously agrees that such excess speaker programs should be conducted, then the following costs and expenses will be shared equally by the Parties: (i) the costs and expenses associated with conducting the excess number of speaker programs and (ii) the additional incremental costs and expenses associated with training necessary to address the number of the speaker programs above and below the Speaker Program Threshold. In addition, if the Parties unanimously agree that such excess speaker programs should be conducted, then, as a condition of the payment by Valeant of its share of such costs, Valeant shall have the right to review and approve (acting reasonably and in good faith) any such excess speaker programs, including with respect to the number of speakers approved to speak on the Product as part of the speaker programs, the rates paid to speakers at such speaker programs and the rules regarding attendees who may attend such speaker programs (including frequency of attendance). For greater certainty, if Valeant does not agree to conduct speaker programs above the Speaker Program Threshold, then the costs described herein for any speaker programs conducted by Dova in excess of the Speaker Program Threshold shall not be shared by the Parties, but shall be borne solely by Dova. In the event that Dova incurs costs and expenses for which Valeant is responsible under this Section 3.5.2, Dova may deduct such amounts from the payments due under Section 6.3 and shall include a description thereof in the applicable report under Section 6.3.
ARTICLE 4
VALEANT ACTIVITIES FOR THE PRODUCT
4.1    Valeant Activities.
4.1.1    General. Valeant shall conduct the Valeant Activities for the Product in the Specialty in the Field in the Territory in accordance with this Agreement.
4.1.2    Number of Sales Representatives. Without limiting the generality of the foregoing, [***]) and continuing throughout the remainder of the Term, Valeant shall maintain at least one hundred (100) Sales Representatives with responsibility to Detail the Product in the Specialty in the Territory. Notwithstanding the above, the sole remedy of Dova for breach of this Section 4.1.2 shall be (i) the adjustment to the promotion fee as set forth in Section 6.1.2 and (ii) the termination right set out in Section 12.2.2.
4.1.3    Target Incentive Compensation. In addition, [***] and continuing throughout the remainder of the Term, Valeant shall ensure the incentive compensation package for each Sales Representatives requires that at least fifty percent (50%) of the target incentive compensation is derived from achieving target sales of the Product. On at least a quarterly basis, the Parties will meet, through the JSC, to review the target incentive compensation and the actual incentive compensation paid out to the Sales Representatives to discuss, in good faith, any appropriate adjustments to the sales targets and goals related to the Product (but not to the above-mentioned fifty percent (50%) threshold of the target incentive compensation), with the intent of achieving, on average, an actual payout to the Sales Representatives of 50% of their incentive compensation relating to sales of the Product.
4.1.4    Alliance Managers. Each Party shall appoint a person who shall oversee interactions between the Parties for all matters related to this Agreement, and any related agreements between the Parties (each an “Alliance Manager”). The Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as a single point of contact for all matters arising under this Agreement. The Alliance Managers shall have the right to attend all JSC meetings and if applicable, subcommittee meetings as non-voting participants and may bring to the attention of the JSC or, if applicable, subcommittee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Mangers by notice in writing to the other Party.
4.1.5     Institutional Account Management Team. Upon prior mutual agreement of the Parties in writing, Valeant may maintain a team of institutional account managers who, among other products, promote the Product in the Territory at liver transplant centers and large academic institutions only, and for purposes of this Section 4.1.5 only, both inside and outside the Specialty. Prior to any promotion of the Product by any institutional account managers, the Parties will discuss in good faith (acting reasonably) the number of institutional account managers that will promote the Product in the Territory, the appropriate portion of such institutional account managers’ target incentive compensation to be derived from sales of the Product and the liver transplant centers or large academic institutions such institutional account managers will be responsible for. Such institutional account managers shall not be counted for purposes of determining the Quarterly Average Sales Force Size or the Quarterly Minimum Details. The Parties agree that these institutional account managers shall not be required to achieve any minimum number of Details. The Parties agree that such team may be added or removed by the mutual written agreement of the Parties without the need to amend this Agreement in accordance with Section 13.8.
4.2    Detailing.
4.2.1    Detail Requirements.
(a)    Commencing promptly upon completion of training of the Field Force Personnel that are engaged in Detailing the Product as described in Section 4.4.1 (but on the condition that Promotional Materials have been approved and delivered), Valeant shall deploy its Field Force Personnel that are engaged in Detailing to Detail the Product in accordance with the terms of this Agreement. Subject to compliance with the terms of this Agreement, Valeant shall be responsible, in its discretion, acting reasonably, for determining the manner in which it allocates and prioritizes the Details, provided that, in so allocating the Details, Valeant shall take into consideration geographic territory, frequency of calls, prescribing levels and other reasonable considerations. Except as set forth in this Agreement, without the prior written consent of Dova (not to be unreasonably withheld, delayed or conditioned), Valeant shall not conduct any Valeant Activities, other than Detailing, with respect to the Product.
(b)    [***]
(c)    Beginning after [***], Valeant may initiate discussions with Dova, upon at least [***] notice to Dova (which notice shall specify the proposed Alternate Product), regarding the potential replacement of the Designated Product with an Alternate Product. Following such notice period the Parties shall meet, through the JSC, and discuss in good faith (acting reasonably), for a period of up to [***], the potential replacement of the Designated Product with the Alternate Product. If the Parties agree on an Alternate Product, then the Parties shall make such agreement in writing and thereafter such Alternate Product shall be the Designated Product for purposes of this Agreement. If the Parties cannot agree on the Alternate Product during such period, then Valeant may give to Dova a written notice (the “Alternate Product Notice”) designating the proposed Alternate Product as the Alternate Product and, effective [***] after the Alternate Product Notice, such designated Alternate Product shall be the Designated Product for purposes of this Agreement; provided however that, notwithstanding the foregoing, Dova shall have the right to terminate this Agreement upon [***] written notice to Valeant after the Alternate Product Notice, provided further that if the Alternate Product is being proposed by Valeant as a result of an anticipated or the existence of a generic version of the Designated Product, a decision, judgment, ruling or other requirement of a Government Authority, including the FDA relating to or impacting the Designated Product in the Territory, a material safety concern regarding the Designated Product or a mandatory recall or withdrawal of the Designated Product, then Dova shall have no right to terminate this Agreement pursuant to this Section 4.2.1(c).
(d)    [***]
(e)    Notwithstanding the terms of this Section 4.2.1, Valeant shall have the right, from time to time, during the Term, to include in the incentive compensation package of all or some of the Sales Representatives a spiff, spiv or other similar incentive bonus that is based on [***], provided that the actual, maximum payout from such incentive bonuses does not exceed, in the aggregate, an amount equal to [***] for each Sales Representative for each Calendar Quarter. Any such spiff, spiv or other similar incentive bonus shall not be included in the calculation of the applicable Sales Representatives incentive compensation package in determining Valeant’s compliance with the terms of Section 4.1.3.
4.2.2    Records and Reports.
(a)    Valeant shall keep accurate and complete records, consistent with pharmaceutical industry standards, of each Detail and its obligations hereunder in connection therewith. Such records shall be kept for the longer of (i) [***] after the end of the Calendar Year to which they relate and (ii) such period of time as required by Applicable Laws. Within [***] following the end of each Calendar Quarter during the Term, Valeant shall provide Dova with a written report (each a “Detail Report”), setting out (i) the quarterly average number of Sales Representatives during such Calendar Quarter (calculated by taking the sum of the number of Sales Representatives employed by Valeant (or its affiliates) that have incentive compensation packages that comply with the terms of Section 4.1.3 on each Business Day of the Calendar Quarter divided by the number of Business Days in such Calendar Quarter) (the “Quarterly Average Sales Force Size”), and (ii) the aggregate actual number of Details for the Product made by its Sales Representatives during such Calendar Quarter, and the number of Details broken down by the name of the Target Professionals,. Through the JSC, the Parties shall agree on a mutually acceptable form of Detail Report.
(b)    Within [***] following the end of each Calendar Quarter during the Term, Valeant shall provide Dova with a written report (each a “Compensation Report”), which describes (i) the details of the incentive compensation package of each Sales Representative as it relates to the Product and the Designated Product (or Alternate Product, as the case may be) (but, in the case of the Designated Product or Alternate Product, such details shall be limited to information regarding what portion of the Sales Representatives’ target incentive compensation package is derived from achieving sales targets or goals of the Designated Product (or Alternate Product) , but shall not include any sales targets or goals for the Designated Product (or Alternate Product)), and (ii) the actual incentive compensation payouts for each Sales Representatives as described in Section 4.1.3. Through the JSC, the Parties shall agree on a mutually acceptable form of Compensation Report.
(c)    Within [***] following the end of each Calendar Quarter during the Term, Valeant shall provide Dova with a written report (each a “Compliance Report”), which sets out a summary of Valeant’s compliance monitoring and auditing of the Field Force Personnel that are engaged in Detailing (as such monitoring is further described in Section 4.5.1(b)), a summary of any compliance-related disciplinary actions relating to any Field Force Personnel that are engaged in Detailing and any associated remedial actions, a summary of all compliance investigations conducted by Valeant of any of the Field Force Personnel that are engaged in Detailing and any associated outcome, and, for the fourth Calendar Quarter only, a summary of the compliance-related training (including a reasonable description of each training topic) received by each Field Force Personnel that are engaged in Detailing during the Calendar Year. Through the JSC, the Parties shall agree on a mutually acceptable form of Compliance Report.
4.3    Compliance with Applicable Law.
4.3.1    In conducting the Valeant Activities hereunder, Valeant shall, and shall require all Field Force Personnel to, comply in all respects with Applicable Laws. In addition, Dova shall, and shall require all of its sales representatives to, comply in all respects with Applicable Laws in connection with its promotion of the Product in the Territory.
4.3.2    Neither Valeant nor Field Force Personnel shall offer, pay, solicit or receive any remuneration to or from Target Professionals, in order to induce referrals of or purchase of the Product.
4.3.3    In performing the activities contemplated by this Agreement, neither Valeant nor Field Force Personnel shall make any payment, either directly or indirectly, of money or other assets to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing where such payment would constitute violation of any Applicable Law. In addition, Valeant shall not make any payment either directly or indirectly to officials if such payment is for the purpose of unlawfully influencing decisions or actions with respect to the subject matter of this Agreement.
4.3.4    No employee of Valeant or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Dova or its agents to any Third Party in violation of terms of this or any other provision of this Agreement
4.3.5    Neither Valeant nor Dova shall undertake any activity under or in connection with this Agreement which violates any Applicable Law.
4.3.6    Valeant’s or Dova’s material failure to abide by the provisions of this Section 4.3 shall be deemed a material breach of this Agreement by Valeant or Dova (as the case may be) and subject to the terms of Section 12.2 hereof.
4.3.7    Dova shall ensure that any patient assistance program used in connection with the Product (and the services performed thereby in connection with the Product) shall be operated in accordance with Applicable Law. Notwithstanding the immediately preceding sentence, Dova shall have no liability with respect to any breach or non-compliance with Applicable Law relating to any patient assistance program used in connection with the Product to the extent caused by the act or omission of any Field Force Personnel, which act or omission is not in compliance with the terms of this Agreement, Applicable Law or instructions of Dova.
4.3.8    Dova shall ensure that government-insured patients do not receive co-pay support from Dova with respect to the Product.
4.3.9    Dova shall ensure that its donations to, and interactions with, any 501(c)(3) charitable foundation that provides co-pay assistance to government-insured patients with respect to the Product are in full compliance with all Applicable Laws.
4.3.10    If, during the Term, Valeant becomes aware of a material violation or failure to comply with Applicable Law or the terms of this Agreement by a member of the Field Force Personnel that are engaged in Detailing, it shall promptly, but no later than two (2) Business Days after it becomes aware, notify Dova of such violation and, as promptly as possible thereafter, shall notify the steps it has taken or intends to take to remediate such violation.
4.3.11    Compliance Managers. As soon as practicable, but no later than thirty (30) days after the Effective Date, each Party shall appoint a representative to act as its compliance manager under this Agreement, each of which is routinely responsible for advising such Party on compliance matters and has suitable seniority and other relevant experience and expertise (each, a “Compliance Manager”). From time to time, each Party may change its Compliance Manager by giving written notice to the other Party. The Compliance Managers shall serve as a key point of contact between the Parties for compliance-related matters. Each Compliance Manager shall facilitate the resolution of any compliance issue with the Compliance Manager of the other Party. The Compliance Managers will use good faith efforts to reach consensus on all compliance matters. If the Compliance Managers do not reach consensus on an issue promptly, then such issue shall be submitted to dispute resolution process described in Section 13.6. Upon the reasonable request of Dova from to time, Valeant shall deliver to Dova copies of Valeant’s compliance program policies and compliance training materials which are applicable to the Field Force Personnel’s promotion of the Product. Other than as expressly stated herein, Valeant shall not be required to modify its compliance policies or practices in connection with the compliance-related provisions herein.
4.4    Field Force Personnel Training; Product Materials.
4.4.1    Training, Training Materials and Promotional Materials.
(a)    Subject to the terms of this Section 4.4.1, Dova shall prepare and control the content of (i) all Product training materials for Field Force Personnel (the “Product Training Materials”) and (ii) all Product marketing and educational materials (the “Promotional Materials”) (the Product Training Materials and the Promotional Materials, collectively, the “Product Materials”). Dova shall be solely responsible for ensuring that the Product Materials prepared and approved by it are in compliance with the Regulatory Approval for the Product, the Product Labeling and Applicable Law. Once approved by Dova, the content of the Product Materials shall be provided by Dova to Valeant in advance of the Valeant Activates to allow for Valeant to review such content and provide verbal feedback to Dova in advance of use of the Product Materials. Within [***] of receipt of such Product Materials, Valeant shall verbally provide to Dova any comments and/or proposed revisions to such Product Materials, which comments and revisions Dova shall reasonably consider so long as Dova deems such suggestions are acceptable in the promotion of the Product; provided that in any event, to the extent that Dova reasonably believes that such changes are not in compliance with Applicable Law, the Regulatory Approval for the Product or the applicable Product Labeling, then Dova shall not be required to incorporate any such suggestions from Valeant in the Product Materials. In the event of any disagreement between the Parties regarding any feedback received from Valeant with respect to the Product Materials, Dova shall have the right to conclusively determine such matter. If Valeant has provided comments to Dova on the Product Materials and Dova accepts some or all of such comments, then, once revised, Dova shall provide to Valeant the revised versions of such Product Materials for further review by Valeant, in accordance with the terms and timelines of this Section 4.4.1(a) above. Valeant shall use only Product Materials approved by Dova in the performance of Valeant Activities under this Agreement; provided, however, that Valeant shall not be required to use any Product Materials that have not been approved by Valeant or which have not incorporated comments provided by Valeant and nothing herein shall require Valeant to use all Product Materials created or prepared by Dova and Valeant reserves the right not to use certain Product Materials. The content of Product Materials shall not be modified or changed by Valeant or Field Force Personnel at any time without the prior written approval of Dova in each instance. Dova shall be responsible for the costs and expenses of creation and development of the Product Materials and Valeant shall be responsible for the costs and expense of reproduction, printing and delivery of the Product Materials to and for Valeant. The Parties will coordinate the production and delivery of Product Materials to allow sufficient internal and field force review time to accommodate scheduled training meetings and distribution to Field Force Personnel that are engaged in Detailing. In the event that Dova incurs costs and expenses for which Valeant is responsible under this Section 4.4.1, Dova may deduct such amounts from the payments due under Section 6.3 and shall include a description thereof in the applicable report under Section 6.3. Promptly after the Effective Date, the Parties will collaborate to finalize the Product Materials in accordance with this Section 4.4.1(a), as soon as reasonably practical.
(b)    Commencing with the Promotional Materials to be used for Calendar Year 2019 and for the remainder of the Term, Valeant and Dova shall meet to discuss the content of such Promotional Materials in order to ensure that such Promotional Materials appropriately address any messaging that may be desired for the Target Professionals in the Specialty. Such discussions may take place in the forum of the JSC. Dova shall in good faith reasonably consider all comments and suggestions of Valeant regarding the Promotional Materials.
(c)    Promptly after the Effective Date, the Parties will collaborate to plan and schedule training for the Sales Representatives at a mutually acceptable time(s) and date(s), including a launch meeting for the Sales Representatives at a mutually acceptable location. Dova will lead such initial training and Valeant shall cooperate with any reasonable requests of Dova in order to support such training. The costs and expenses of such launch meeting will be shared equally by the Parties, other than travel and lodging for the Sales Representatives which shall be the responsibility of Valeant. All other training costs and expenses shall be the responsibility of Valeant. After the initial training, the Parties will collaborate to provide additional training at such frequency, times and places as the circumstances warrant and the Parties mutually agree. Valeant shall have the right, but not the obligation, to conduct such additional training itself, provided that the Valeant trainers have been trained by Dova, and provided further that Dova shall have the right to attend such training upon reasonable notice by Valeant to Dova. Valeant will certify in writing to Dova that all Field Force Personnel have completed the training described in this Section 4.4.1(b).
(d)    Valeant and all Field Force Personnel that are engaged in Valeant Activities shall comply with the applicable provisions of the Code, and shall be trained on Valeant’s compliance policies, including those that are consistent with the applicable provisions of Sec. 1128B(b) of the Social Security Act and the American Medical Association Ethical Guidelines for Gifts to Physicians from Industry (which such training may have been accomplished prior to the Term), prior to commencing any Valeant Activities. Valeant agrees that it shall train any employee or agent of Valeant who is involved in performing the activities contemplated by this Agreement on anti-corruption and anti-bribery at its own expense.
(e)    Field Force Personnel that are engaged in Detailing shall conduct the Valeant Activities only after having undergone the training described in this Section 4.4 and, without limiting the foregoing, no Field Force Personnel member shall Detail the Product without having undergone such training. Subject to the foregoing, Valeant shall have the responsibility for on-going training of its Field Force Personnel that are engaged in Detailing in accordance with customary practice in the pharmaceutical industry.
4.4.2    Ownership of Product Materials. As between the Parties, Dova shall own all right, title and interest in and to any Product Materials (and all content contained therein) and any Product Labeling (and all content contained therein), including applicable copyrights and trademarks (other than any name, trademark, trade name or logo of Valeant or its Affiliates that may appear on such Product materials or Product Labeling), and to the extent Valeant (or any of its Affiliates) obtains or otherwise has a claim to any of the foregoing, Valeant hereby assigns (and shall cause any applicable Affiliate to assign) all of its right, title and interest in and to such Product Materials (and content) and Product Labeling (and content) (other than any name, trademark, trade name or logo of Valeant or its Affiliates that may appear on such Product materials or Product Labeling) to Dova and Valeant agrees to (and shall cause its applicable Affiliate to) execute all documents and take all actions as are reasonably requested by Dova to vest title to such Product Materials (and content) and Product Labeling (and content) in Dova (or its designated Affiliate).
4.5    Provisions Related to Field Force Personnel.
4.5.1    Activities of Field Force Personnel. Valeant hereby agrees and acknowledges that the following shall apply with respect to itself and the Field Force Personnel that are engaged in Detailing:
(a)    Valeant shall instruct and cause the Field Force Personnel that are engaged in Detailing to use only the Product Labeling and, subject to the terms of Section 4.4, Product Materials approved by Dova for the conduct of the Valeant Activities for the Product and consistent with Applicable Laws. Valeant shall instruct the Field Force Personnel that are engaged in Detailing to, and will monitor the Field Force Personnel that are engaged in Detailing to ensure that such Field Force Personnel, limit their claims of efficacy and safety for the Product to those claims which are consistent with and do not exceed the Product Labeling and any Promotional Materials.
(b)    Valeant shall instruct the Field Force Personnel that are engaged in Detailing to conduct the Valeant Activities for the Product, and will monitor and audit (in accordance with Valeant’s standard practice) the Field Force Personnel that are engaged in Detailing so that such personnel conduct the Valeant Activities for the Product in adherence in all respects with Applicable Laws.
(c)    Valeant shall instruct the Field Force Personnel that are engaged in Detailing regarding provisions of this Agreement applicable to Details of the Product, including Section 4.2 and this Section 4.5.1.
(d)    Valeant acknowledges and agrees that Dova will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Field Force Personnel, all of which shall be Valeant’s sole responsibility.
(e)    Valeant acknowledges and agrees that all Field Force Personnel are employees of Valeant and are not, and are not intended to be treated as, employees of Dova or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of ERISA) that are sponsored by Dova or any of its Affiliates or that are offered from time to time by Dova or its Affiliates to their own employees. All matters of compensation, benefits and other terms of employment for any such Field Force Personnel shall be solely a matter between Valeant and such individual. Dova shall not be responsible to Valeant, or to the Field Force Personnel, for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may be imposed upon or be related to the performance by Valeant or such individuals of this Agreement, all of which shall be the sole responsibility of Valeant, even if it is subsequently determined by any Governmental Authority that any such individual may be an employee or a common law employee of Dova or any of its Affiliates or is otherwise entitled to such payments and benefits.
(f)    Valeant shall be solely responsible for the acts or omissions of the Field Force Personnel that are not in compliance with Applicable Law and the terms of this Agreement while performing any of the activities under this Agreement. Valeant shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees.
4.5.2    Termination of Employment; Cessation of Valeant Activities. If any Field Force Personnel leaves the employ of Valeant (or any of its Affiliates), or otherwise ceases to conduct the Valeant Activities for the Product, Valeant shall, to the extent consistent with, and in a manner similar to, its practices with respect to departures of the sales representatives or other field force personnel, as applicable, promoting, marketing or detailing other products for Valeant, account for, and shall cause such departing Field Force Personnel to return to Valeant and delete from his/her computer files (to the extent such materials or information have been provided in, or converted into, electronic form) all materials relating to the Product that have been provided to such individual, including the Product Materials and account level information, including all copies of the foregoing.
4.5.3    Discipline. If Dova has a reasonable basis for believing any member of the Field Force Personnel that are engaged in Detailing has violated any Applicable Laws, or failed to comply with this Agreement, then Dova shall notify Valeant of the alleged violation and Valeant shall promptly investigate the matter and, if the allegation turns out to be true, shall take the appropriate remedial action. Subject to the foregoing, Valeant shall be solely responsible for taking any disciplinary actions in connection with its Field Force Personnel that are engaged in Detailing. If, at any time, Dova has any other compliance-related concerns regarding any Field Force Personnel Detailing, Dova’s Compliance Manager shall notify Valeant’s Compliance Manager of such concerns in writing and the Compliance Managers will discuss and resolve such matters pursuant to Section 4.3.9.
4.6    Responsibility for Valeant Activity Costs and Expenses. Other than as expressly set out herein, Valeant shall be solely responsible for any and all costs and expenses incurred by Valeant or any of its Affiliates in connection with the conduct of the Valeant Activities for the Product hereunder, including all costs and expenses in connection with Sales Representatives, including salaries, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Laws to be made on behalf of employees.
4.7    Data Sharing. Dova shall provide to Valeant certain information relating to the sale, commercialization, marketing and promotion of the Product, as may be mutually agreed by the Parties from time to time, for use by Valeant and the Field Force Personnel in connection with the Valeant Activities. Such information may include data from the applicable reimbursement HUB, specialty data aggregator, market research, and market access contracting and Third Party-provided brand performance data ([***]).  The timing of the delivery of such information shall be mutually agreed upon by the Parties, acting reasonably.
ARTICLE 5
REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS
5.1    Dova Responsibility. As between the Parties, except as expressly set out herein, all regulatory matters regarding the Product shall be the responsibility of Dova, including responsibility for all communications with Governmental Authorities, including but not limited to FDA, related to the Product, and Dova shall have sole responsibility to seek and/or obtain any necessary approvals of any Product Labeling and the Promotional Materials used in connection with the Product, and for determining whether the same requires approval. As between the Parties, Dova shall be responsible for any reporting of matters regarding the manufacture, sale or promotion of the Product (including Adverse Events) to or with the FDA and other relevant regulatory authorities, in accordance with Applicable Laws. Dova shall maintain, at its cost, the Regulatory Approvals for the Product and shall comply with all Applicable Law relevant to the conduct of Dova’s business with respect to the Product or pursuant to this Agreement, including, without limitation, all applicable requirements under the Act.
5.2    Valeant Involvement. Except as expressly permitted herein, Valeant shall not, without Dova’s prior written consent, correspond or communicate with the FDA or with any other Governmental Authority concerning the Product, or otherwise take any action concerning any Regulatory Approval or other authorization under which the Product is marketed or sold. If not prohibited by any Government Authority or Applicable Law, Valeant shall provide to Dova, promptly upon receipt, copies of any communication from the FDA or other Governmental Authority related to the Product. If not prohibited by any Government Authority or Applicable Law, Dova has the right to review and comment on Valeant’s draft responses to any Governmental Authorities relevant to Detail of the Product prior to Valeant’s issuance of such response; and Valeant agrees to consider any comments or suggestions from Dova in good faith.
5.3    Inspections.
5.3.1    If not prohibited by any Government Authority or Applicable Law, Valeant shall notify Dova immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that Valeant reasonably believes may impact any aspect of the Valeant Activities. If not prohibited by any Government Authority or Applicable Law, Dova shall have the right to have a representative present at any such portion of the inspection involving any Valeant Activities. In such cases, Valeant shall (i) keep Dova fully informed of the progress and status of any such inspection or investigation, (ii) prior to undertaking any action pursuant to this Section 5.3.1, notify Dova of the inspection or investigation, and disclose to Dova in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Valeant Activities, and (iii) provide full disclosure to Dova with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.1 prior to acting as it pertains to the Valeant Activities. In addition, if such findings or the Governmental Authority requests or suggests that Valeant should change any aspect of the Valeant Activities, the Parties will work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, Valeant will not be required to engage in any Valeant Activities to the extent any finding or Government Authority has requested or suggested that Valeant may not engage in such activity.
5.3.2    If not prohibited by any Government Authority or Applicable Law, Dova shall notify Valeant immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that Dova reasonably believes may impact the Valeant Activities. In such cases, Dova shall (i) keep Valeant fully informed of the progress and status of any such inspection or investigation, (ii) disclose to Valeant in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Product or its promotion, and (iii) provide full disclosure to Valeant with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.2 prior to acting as it pertains to the Valeant Activities. In addition, if such findings or the Governmental Authority requests or suggests that Valeant should change any aspect of the Valeant Activities, the Parties will work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, Valeant will not be required to engage in any Valeant Activities to the extent any finding or Government Authority has requested or suggested that Valeant may not engage in such activity.
5.4    Pharmacovigilance. Subject to the terms of this Agreement, as soon as practicable following the Effective Date (but in no event later than [***]), Dova and Valeant (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall identify and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a separate safety data exchange agreement (“Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of safety information such as Adverse Events, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Product. Such guidelines and procedures will be in accordance with, and enable the Parties and their Affiliates to fulfill, regulatory reporting obligations to Governmental Authorities. The Pharmacovigilance Agreement shall provide that: (i) Dova shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, medical literature review and monitoring, Adverse Event reporting and responses to Governmental Authority requests or enquiries, and shall provide information related thereto to Valeant, and (ii) in the event Valeant receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, Valeant shall notify Dova as soon as practicable, but, in any event, within the timelines set forth in the Pharmacovigilance Agreement.
5.5    Unsolicited Requests for Medical Information. Valeant shall direct to Dova any unsolicited requests for off-label medical information from health care professionals with respect to the Product promptly following receipt by Valeant (but in no event later than [***] after receipt). Dova shall, within [***] following receipt of any such request from Valeant, address any such requests directly.
5.6    Recalls and Market Withdrawals. As between the Parties, Dova shall have the sole right to determine whether to implement, and to implement, a recall, field alert, withdrawal or other corrective action related to the Product. Dova shall bear the cost and expense of any such recall, field alert, withdrawal or other corrective action. Each Party shall promptly (but in any case, not later than [***]) notify the other Party in writing of any order, request or directive of a court or other Governmental Authority to recall or withdraw the Product.
5.7    Certain Reporting Responsibilities. Notwithstanding the foregoing provisions of this ARTICLE 5, each Party shall be responsible for its own federal, state and local government pricing reporting and payment transparency reporting in the Territory arising from its Product promotional activities and related expenditures pursuant to Applicable Law. It is the intention of the Parties that any payments or transfer of value by a Party as it relates to the Product shall constitute transfers of value by that Party and such Party shall be responsible for the reporting described in the immediately preceding sentence. However, if a Party is deemed to have provided any payments or transfers of value to a Third Party on behalf of the other Party as it relates to the Product, then such Party shall provide to the other Party, in a format reasonably acceptable to such other Party, the data and other information on a timely basis (i.e., in the case of manual reporting of such data and other information, within [***] following the end of each Calendar Quarter, and, in the case of automated reporting of such data and other information, on a periodic basis during each Calendar Quarter as reasonably requested by such other Party) for such other Party’s reporting under the Physician Payments Sunshine Act and other Applicable Laws.
5.8    Booking of Sales Revenues. Dova shall retain ownership of the rights to the Product and record on its books all revenues from sales of the Product. Dova shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product. If Valeant receives an order for the Product, it shall promptly transmit such order to Dova (or its designee) for acceptance or rejection. Dova shall have sole responsibility for shipping, distribution and warehousing of Product, and for the invoicing and billing of purchasers of the Product and for the collection of receivables resulting from the sales of the Product in the Territory.
5.9    Returns. Valeant is not authorized to accept any Product returns. Valeant shall advise any customer who attempts to return any Product to Valeant (or its Affiliates) that such Product must be shipped by the customer to the facility designated by Dova from time to time (and in accordance with other instructions provided by Dova). Dova shall provide to Valeant written instructions as to how Valeant should handle any Product that is actually physically returned to Valeant. Valeant shall take no other actions with respect to such return without the prior written consent of Dova.
5.10    Manufacturing; Distribution; Marketing. Dova shall have the sole authority, at its cost, to manufacture, package, label, warehouse, sell and distribute the Product in the Territory. Dova shall use commercially reasonable efforts to cause sufficient quantities of the Product to be available in inventory to promptly fill orders throughout the Territory and otherwise meet the forecasted demand for the Product in the Territory. If, despite such efforts, there is insufficient supply of Product to meet demand, then Dova shall use commercially reasonable efforts to promptly address such insufficiency. Dova shall contractually require (and shall use commercially reasonable efforts to enforce such contractual provisions) that all Product is manufactured, shipped, sold and distributed in accordance with all Product specifications and all Applicable Law and that its contract manufacturers and/or suppliers of Product operate their facilities in accordance with Applicable Law. Dova shall ensure that all Product Labeling complies with the applicable Regulatory Approval for the Product and Applicable Law. Other than as set forth in this Agreement, Dova shall be responsible for all marketing of the Product in the Territory, provided that Dova shall continue to invest in marketing that is targeted towards the Specialty.
ARTICLE 6
FINANCIAL PROVISIONS
6.1    Promotion Fee.
6.1.1    Calculation of Promotion Fee. Commencing with the Calendar Quarter commencing on October 1, 2018, as consideration for the Valeant Activities performed by Valeant, Dova shall pay Valeant a promotion fee based on annual Net Sales during the Term, calculated as follows:
(a)    For any portion of Net Sales up to and equal [***] in a Calendar Year, an amount equal to [***] of such portion of Net Sales;
(b)    For any portion of Net Sales in excess of [***] and up to and equal [***] in a Calendar Year, an amount equal to [***] of such portion of Net Sales; and
(c)    For any portion of Net Sales in excess of [***] in a Calendar Year, [***] of such portion of Net Sales.
6.1.2    Adjustment of Promotion Fee. The percentages set forth in Section 6.1.1 [***] shall each be referred to as an “Applicable Percentage”.
(a)    If the aggregate actual number of Details for the Product made by the Sales Representatives for a Calendar Quarter is less than the Quarterly Minimum Details for such Calendar Quarter, then in calculating the promotion fee due under Section 6.1.1, the Applicable Percentage for such Calendar Quarter shall be reduced to a new percentage equal to [***].
(b)    If the Quarterly Average Sales Force Size is less than [***] Sales Representatives for an applicable Calendar Quarter, then in calculating the promotion fee due under Section 6.1.1, the Applicable Percentage for such Calendar Quarter shall be reduced to a new percentage equal to [***].
(c)    In the event that subsections (a) above and (b) above are both applicable in an applicable Calendar Quarter, then the Applicable Percentage shall be reduced to a new percentage equal to the lower of the percentages calculated under subsections (a) and (b).
6.2    Milestone Payment. In addition to the promotion fee above and as additional consideration for the performance of such Valeant Activities, Dova shall pay to Valeant a milestone payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) when aggregate Net Sales in a Calendar Year first reach [***], payable within [***] after the end of the Calendar Quarter in which such Net Sales are reached. For clarity, such payment shall be made only once during the Term.
6.3    Reports; Payments.
6.3.1    Quarterly Reports and Payments. Within [***] after the end of each Calendar Quarter during the Term, Dova shall provide to Valeant a written report setting forth in reasonable detail the calculation of the Net Sales for such Calendar Quarter and the promotion fee payable in respect of such Net Sales in accordance with Section 6.1, including (i) the number of units of the Product shipped from Specialty Pharmacies to patients in the Territory during such Calendar Quarter, together with an itemized list of such units by Target Professional writing the applicable prescription, (ii) the number of units of the Product shipped from Specialty Pharmacies to patients in the Territory based on prescriptions written by the Specialty only during such Calendar Quarter, together with an itemized list of such units by Target Professional in the Specialty writing the applicable prescription (iii) the number of units per shipment of Products (and the number of such shipments) sold by Dova (or its Affiliates or Intermediaries) to the Non-Retail Institutions during such Calendar Quarter, including details respecting which shipments are based on initial orders from such Non-Retail Institutions and which Non-Retail Institutions ordered the Product, (iv) the number of units of the Product shipped from Retail Pharmacies to patients in the Territory during such Calendar Quarter, together with an itemized list of such units by Target Professional writing the applicable prescription, (v) the number of units shipped from Retail Pharmacies to patients based on prescriptions written by the Specialty in the Territory during such Calendar Quarter, together with an itemized list of such units by Target Professional in the Specialty writing the applicable prescription, (vi) the applicable Specialty Fraction for such Calendar Quarter, (vii) the WAC applicable to each dispensable unit, (ix) the Gross to Net Fraction for the applicable period, together with the details respecting the calculation thereof (including details regarding each of the categories of the deductions to gross sales for such Calendar Quarter). Within sixty (60) days after the end of each Calendar Quarter during the Term, Dova shall pay to Valeant the undisputed portion of the promotion fee payable in respect of such Net Sales in accordance with Section 6.1. If this Agreement terminates or expires during a Calendar Quarter, the promotion fee payable to Valeant under Section 6.1 will be calculated only on the Net Sales that occurred during such Calendar Quarter prior to the effective date of such termination or expiration.
6.3.2    Monthly Reports. Within fifteen (15) days of the end of each month within each Calendar Quarter, Dova shall provide to Valeant a written report setting forth Dova’s good faith estimate of the Net Sales and the estimated promotion fee payable in respect of such Net Sales for each of such calendar month and the Calendar Quarter-to-date period, together with its good faith estimates of each of the items described in Section 6.3.1 above (assuming there will be no adjustments made to the promotion fee pursuant to Section 6.1.2). The Parties acknowledge and agree that the monthly reports will only set forth Dova’s good faith estimates of the items contained therein and are being provided to Valeant for information purposes only and shall not be determinative of the any amounts due hereunder.
6.3.3    Disputes. Promptly upon receipt of the quarterly or monthly reports described in this Section 6.3, Valeant shall review such reports and, in the event that Valeant disputes any of the items described in such report, Valeant shall promptly notify Dova of any such disputes. The Parties shall meet promptly thereafter to attempt to resolve such disputes.
6.3.4    Data for Net Sales. During the Term, in the event Dova (or its Affiliates) enters into agreements with any specialty pharmacies (other than Non-Retail Institutions) in order to sell and/or ship units of the Product directly to such specialty pharmacies, Dova shall use commercially reasonable efforts to include in the agreements provisions relating to the supply of data by such specialty pharmacies to Dova that can be used to support the calculation of Net Sales or shall use commercially reasonable efforts to enter into separate data agreements with such specialty pharmacies that provide for the supply of data by such specialty pharmacies to Dova that can be used to support the calculation of Net Sales.
6.3.5    Manner of Payment. All payments under this Agreement shall be made in US Dollars by wire transfer or ACH to a bank account designated in writing by Valeant or Dova, as applicable, which shall be designated at least five (5) Business Days before such payment is due.
6.3.6    Late Payments. If Valeant does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Valeant from the due date until the date of payment at the Prime Rate plus [***] or the maximum rate allowable by Applicable Law, whichever is less; provided, however, if it is discovered that any payment is past due as of the result of any audit conduct by Valeant pursuant to Section 7.2, such interest shall not accrue until [***] after the completion of such audit and not at the time the payment was originally due. Notwithstanding the foregoing, if the reason for any late payment is resulting from or arising out of any act or omission on the part of Valeant, including but not limited to any delay providing the requisite reports in Section 4.2.2, or the payment instructions pursuant to Section 6.3.4, such interest shall not accrue.
6.4    Taxes. To the extent Dova is required to deduct and withhold taxes from any payment to Valeant, Dova shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Valeant an official tax receipt or other evidence of timely payment sufficient to enable Valeant to claim the payment of such taxes as a deduction or tax credit. Valeant may provide to Dova any tax forms that may be reasonably necessary in order for Dova to not withhold tax and Dova shall dispense with withholding, as applicable. Dova shall provide Valeant with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes.
6.5    Determination of Specialty.
6.5.1    No later than [***] (or in the case of the first full Calendar Quarter following the Effective Date, promptly following the Effective Date), Dova shall provide Valeant with a list of Target Professionals in the Territory, together with their primary and secondary specialty designation, as generated by Dova’s Third Party Data Source. Promptly following receipt by Valeant of such list, but no later than [***] after receipt of the list of Target Professionals, Valeant may present to Dova a list of Target Professionals that, acting in good faith, it reasonably believes have a primary specialty designation of or otherwise currently practice in the specialty of Gastroenterology, Colorectal Surgery or Proctology. For greater certainty, this list may include, but not be limited to, Target Professionals with a primary specialty designation of Gastroenterology, Colorectal Surgery or Proctology and a secondary specialty designation of Hepatology, for which Valeant wishes to confirm the primary specialty.
6.5.2    Promptly following receipt by Dova of such list from Valeant, the Parties shall meet and discuss, acting reasonably and in good faith, such list and their appropriate primary specialty. If the parties agree that the Target Professional included on such list has (or should have) a primary specialty designation of or otherwise currently practices in the specialty of Gastroenterology, Colorectal Surgery or Proctology, then Dova will submit an inquiry to Dova’s Third Party Data Source for each such Target Professional, requesting that Dova’s Third Party Data Source conduct an investigation to determine the primary specialty designation of each such Target Professional. In addition, if the Parties do not agree, but Valeant, acting reasonably and in good faith, still believes that the Target Professional has (or should have) a primary specialty designation of or otherwise currently practices in the specialty of Gastroenterology, Colorectal Surgery or Proctology, then Dova will submit an inquiry to Dova’s Third Party Data Source for each such Target Professional, requesting that Dova’s Third Party Data Source conduct an investigation to determine the primary specialty designation of each such Target Professional. The Parties shall equally share in the incremental costs to Dova of any such investigations by Dova’s Third Party Data Source. For greater certainty, if, under Dova’s agreement with Dova’s Third Party Data Source, Dova is entitled to a certain number of investigations at no additional cost, and such investigations requested by Valeant causes Dova to incur additional costs that it would not have, but for such investigations requested by Valeant, then Valeant shall still be required to share in any costs of investigations (pursuant to Dova’s Third Party Data Source’s standard rates) that would otherwise be a no-cost investigations. In the event that Dova incurs costs for which Valeant is responsible under this Section 6.5, Dova may deduct such amounts from the payments due under Section 6.3 and shall include a description thereof in the applicable report under Section 6.3.
6.5.3    In the event that Dova’s Third Party Data Source agrees to conduct such investigation, and then based on the results of such investigation, Dova’s Third Party Data Source changes the primary designation of the Target Professional to Gastroenterology, Colorectal Surgery or Proctology or, in the case of those Target Professionals with a primary specialty designation of Gastroenterology, Colorectal Surgery or Proctology and a secondary specialty designation of Hepatology, confirms that the primary specialty designation should remain Gastroenterology, Colorectal Surgery or Proctology, then, commencing with the Calendar Quarter in which such investigations were conducted, such Target Professionals shall be deemed to be in the Specialty (regardless of whether their secondary specialty designation remains or becomes Hepatology). In the event that, following such investigation, Dova’s Third Party Data source does not change the primary specialty designation to Gastroenterology, Colorectal Surgery or Proctology or, in the case of those Target Professionals with a primary specialty designation of Gastroenterology, Colorectal Surgery or Proctology and a secondary specialty designation of Hepatology, changes the primary specialty designation to a specialty other than Gastroenterology, Colorectal Surgery or Proctology, then those Target Professionals shall be deemed not to be in the Specialty. For those Target Professionals that were not the subject of an inquiry to or an investigation by Dova’s Third Party Data Source, then the specialty designations set out in the original list generated by Dova’s Third Party Data Source shall apply for such Calendar Quarter, namely those Target Professionals that have either a primary or a secondary specialty designation of Gastroenterology, Colorectal Surgery or Proctology and that do not have either a primary or a secondary specialty designation of Hepatology shall be deemed to be in the Specialty.
6.5.4    The process described in this Section 6.5 shall be repeated for each Calendar Quarter of the Term; provided, however, that, pursuant to the process described above, if Dova’s Third Party Data Source has confirmed that a Target Professional’s primary specialty designation should be or should remain Gastroenterology, Colorectal Surgery or Proctology, it is not necessary for Valeant to seek this confirmation in subsequent Calendar Quarters; provided, further, that, if Dova’s Third Party Data Source is subsequently updated (by Dova or any Third Party) to change the specialty designation (primary or secondary) of a Target Professional, pursuant to a request by Dova or a Third Party, then the process described in this Section 6.5 shall be repeated with respect to such Target Professional.
ARTICLE 7
AUDIT RIGHTS
7.1    Recordkeeping. Each Party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP (to the extent applicable and in accordance with the Agreement) and all Applicable Law, to enable verification of the performance of such Party’s obligations under this Agreement and any payments due to a Party under this Agreement. Unless otherwise specified herein, the books and records for a given Calendar Year of the Term shall be maintained for a period of [***] after the end of such Calendar Year or longer if required by Applicable Law.
7.2    Valeant Rights. Valeant shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through certified public accounting firm or other auditor selected by Valeant and reasonably acceptable to Dova and upon execution of a confidentiality agreement reasonably satisfactory to Dova in form and substance, to inspect and audit the applicable records and books maintained by Dova for purposes of verifying Dova’s payment obligations within this Agreement, including the applicable records and books of account maintained by Dova, or any Affiliate, as applicable, with respect to Net Sales in order to confirm the accuracy and completeness of such records and books of account and all payments hereunder; provided, however, that (i) such examination shall not take place more often than once per every twelve (12) months during the Term and once during the one (1) year period following the end of the Term, and (ii) such examination shall not cover a period of time that has previously been audited; provided that Valeant shall have the right to conduct additional “for cause” audits to the extent necessary to address significant problems relating to Dova’s payment obligations hereunder. Dova shall reasonably cooperate in any such inspection or audit conducted by Valeant. Any undisputed adjustments required as a result of overpayments or underpayments identified through the exercise of audit rights shall be made by payment to the Party owed such adjustment within [***] after identification of such adjustment. Valeant shall bear the out-of-pocket costs and expenses incurred by the Parties in connection with any such inspection or audit, unless the audit shows an undisputed under-reporting or underpayment for that audited period in excess of [***] of the amounts properly determined, in which case, Dova shall reimburse Valeant for its audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be due and payable within [***] of receiving appropriate invoices and other support for such audit-related costs.
7.3    Dova Rights. Dova shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through a certified public accounting firm or other auditor selected by Dova and reasonably acceptable to Valeant and upon execution of a confidentiality agreement reasonably satisfactory to Valeant in form and substance, to inspect and audit the applicable records and books maintained by Valeant relating to the Valeant Activities for purposes of verifying Valeant’s compliance with the terms of this Agreement, provided that (i) such examination shall not take place more often than once per every twelve (12) months during the Term and once during the one (1) year period following the end of the Term, and (ii) such examination shall not cover a period of time that has previously been audited; provided that Dova shall have the right to conduct additional “for cause” audits to the extent necessary to address significant compliance problems relating to Valeant’s obligations hereunder or in response to any inquiry, inspection, investigation or other requirements of a Government Authority in the Territory relating to the Valeant Activities. For purposes of clarity, any such inspection or audit described in this Section 7.3 shall be limited to only those books and records of Valeant that are applicable to Valeant’s performance of its obligations under this Agreement. Where necessary, on reasonable request, Dova’s audit rights shall include interviewing Sales Representatives and other employees of Valeant. Valeant shall reasonably cooperate in any such inspection or audit conducted by Dova. Any undisputed adjustments required as a result of overreporting the aggregate actual number of Details for the Product made by the Sales Representatives for a Calendar Quarter or the Quarterly Average Sales Force Size identified through the exercise of audit rights shall be made by payment by Valeant to Dova within [***] after identification of such adjustment. Dova shall bear the out-of-pocket costs and expenses incurred by the Parties in connection with any such inspection or audit, unless the audit shows an undisputed over-payment for that audited period in excess of [***] of the amounts properly determined, in which case, Valeant shall reimburse Dova for its audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be due and payable within [***] of receiving appropriate invoices and other support for such audit-related costs.
ARTICLE 8
INTELLECTUAL PROPERTY
8.1    Ownership of Intellectual Property.
8.1.1    Valeant Property. Dova acknowledges that Valeant owns or is licensed to use certain Know-How relating to the proprietary sales and marketing information, methods and plans that has been independently developed or licensed by Valeant (such Know-How, the “Valeant Property”). The Parties agree that any improvement, enhancement or modification made, discovered, conceived, or reduced to practice by Valeant to any Valeant Property in performing its activities pursuant to this Agreement which is not primarily related to the Product, or which is not otherwise derived from the Confidential Information of Dova, shall be deemed Valeant Property. [***], Valeant hereby grants to Dova a fully paid-up, royalty free, non-transferable, non-exclusive license (with a limited right to sub-license to its Affiliates) to any Valeant Property that appears on, embodied on or contained in the Product materials or Product Labeling solely for use in connection with Dova’s promotion or other commercialization of the Product in the Territory.
8.1.2    Dova Property. Subject to the terms of Section 8.1.1, Dova shall have and retain sole and exclusive right, title and interest in and to all inventions, developments, discoveries, writings, trade secrets, Know-How, methods, practices, procedures, designs, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon (collectively, “Intellectual Property”) relating to the Product that are (i) owned or controlled by Dova as of the Effective Date, (ii) made, discovered, conceived, reduced to practice or generated by Dova (or its employees or representatives) during the Term, or (iii) made, discovered, conceived, reduced to practice or generated by Valeant (or its employees or representatives) in performing its activities pursuant to this Agreement to the extent primarily related to the Product or which is otherwise derived from the Confidential Information of Dova (“Inventions”). Valeant agrees to assign, and hereby does assign, to Dova (and shall cause its Affiliates and its and their respective employees and other representatives to assign to Dova) any and all right, title and interest that Valeant (or any such Affiliates, employees or other representatives) may have in or to any Invention. For clarity, any and all Inventions and any information contained therein or related thereto shall constitute Confidential Information of Dova.
8.2    Title to Trademarks and Copyrights. The ownership, and all goodwill from the use, of any Dova Trademarks and Copyrights shall at all times vest in and inure to the benefit of Dova, and Valeant shall assign, and hereby does assign, any rights it may have in the foregoing to Dova.
8.3    Protection of Trademarks and Copyrights. As between the Parties, Dova shall have the sole right (but not the obligation), as determined by Dova in its sole discretion, to (i) maintain the Dova Trademarks and Copyrights and/or (ii) protect, enforce and defend the Dova Trademarks and Copyrights. Valeant shall give notice to Dova of any infringement of, or challenge to, the validity or enforceability of the Dova Trademarks and Copyrights promptly after learning of such infringement or challenge. If Dova institutes an action against Third Party infringers or takes action to defend the Dova Trademarks and Copyrights, Valeant shall reasonably cooperate with Dova, at Dova’s cost and expense. Any recovery obtained by Dova as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by Dova. Valeant shall not have any right to institute any action to defend or enforce the Dova Trademarks and Copyrights.
8.4    Disclosure of Know-How. For clarity, the Parties hereby agree and acknowledge that to the extent that either Party hereto has disclosed, or in the future discloses, to the other Party any Know-How or other intellectual property of such Party or its Affiliates pursuant to this Agreement, the other Party shall not acquire any ownership rights in such Know-How or other intellectual property by virtue of this Agreement or otherwise, and as between the Parties, all ownership rights therein shall remain with the disclosing Party (or its Affiliate).
ARTICLE 9
CONFIDENTIALITY
9.1    Confidential Information.
9.1.1    Confidentiality and Non-Use. Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of its rights or performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. Without limiting the foregoing, each Party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents, consultants and contractors do not disclose or make any unauthorized use of such Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other’s Confidential Information. Any and all information and materials disclosed by a Party pursuant to the Confidentiality Agreement between the Parties dated [***] (the “Confidentiality Agreement”) shall be deemed Confidential Information disclosed pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent tangible evidence:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party (or its Affiliate); or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
9.1.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 9.1.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary (x) to comply with the requirements of Governmental Authorities; or (y) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)    such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants and contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use consistent with those contained in this Agreement and the disclosing Party shall be liable for any failures of such disclosees to abide by such obligations of confidentiality and non-use; or
(c)    such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable securities exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.1.2(a) or 9.1.2(c), such Party shall, if permitted, promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party (at the other Party’s cost) in obtaining, a protective order preventing or limiting the required disclosure.
9.2    Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form attached hereto as Exhibit A. No public announcement or statements (including presentations to investor meetings and customer updates) concerning the existence of or terms of this Agreement or incorporating the marks of the other Party or their respective Affiliates shall be made, either directly or indirectly, by either Party or a Party’s Affiliates, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure. Either Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon and the disclosing Party shall reasonably consider the other Party’s comments. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authorities, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 9.2, either Party may make a subsequent public disclosure of the same contents of such statement in the same context as such statement without further approval of the other Party. Notwithstanding anything to the contrary contained herein, in no event shall either Party disclose any financial information of the other without the prior written consent of such other Party, unless such financial information already has been publicly disclosed by the Party owning the financial information or otherwise has been made part of the public domain by no breach of a Party of its obligations under this ARTICLE 9.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS
10.1    Representations and Warranties of Dova. Dova represents and warrants to Valeant as of the Effective Date that:
10.1.1    it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;
10.1.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
10.1.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
10.1.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
10.1.5    the execution, delivery and performance of this Agreement by Dova does not require the consent of any Person (including under the Third Party Agreements) or the authorization of (by notice or otherwise) any Governmental Authority including the FDA;
10.1.6    there is no action, suit or proceeding pending or, to the knowledge of Dova, threatened, against Dova or any of its Affiliates, or to the knowledge of Dova, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of Dova or Valeant to perform its obligations and enjoy the benefits of this Agreement;
10.1.7    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement, including its donations to, and interactions with, any 501(c)(3) charitable foundation that provides co-pay assistance to government-insured patients with respect to the Product have been in compliance with all Applicable Laws;
10.1.8     it has the right to market and sell the Product in the Territory as contemplated herein and has all licenses, authorizations, permissions, consents or approvals from any applicable Governmental Authority including the FDA necessary to make, use, sell and offer to sell the Product in the Territory and all such licenses, authorizations, permissions, consents or approvals are in good standing;
10.1.9     it has the exclusive right to promote the Product in the Territory to the Target Professionals in the Specialty and the rights granted by it to Valeant hereunder do not conflict with any rights granted by Dova to any Third Party;
10.1.10     to the knowledge of Dova, all manufacturing, stability testing, labeling, packaging, storing, shipping and distribution operations conducted by or on behalf of Dova relating to the commercial supply of the Product have been conducted in compliance with Applicable Law and it has no knowledge of any information indicating that Dova would be unable to manufacture and supply (or have manufactured and supplied) the Product in sufficient quantities to meet the reasonable demands in the Territory;
10.1.11     it has no knowledge of any information relating to the safety or efficacy of the Product or any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect Dova’s ability to perform its obligations and enjoy the benefits of this Agreement;
10.1.12     it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;
10.1.13    each of the Third Party Agreements constitutes a valid and binding obligation of Dova or its Affiliate, as applicable, and is enforceable against Dova or its Affiliate, as applicable, and, to the knowledge of Dova, each of the Third Party Agreements constitutes a valid and binding obligation of the counterparty thereto and is enforceable against such counterparty, except in each case as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law). Dova or its Affiliate, as applicable, and to the knowledge of Dova, the applicable counterparty thereto, are not in material breach of or default under either of the Third Party Agreements. The counterparty to each of the Third Party Agreements has not exercised or, to the knowledge of Dova, threatened in writing to exercise any termination right with respect to the applicable Third Party Agreement.
10.1.14     neither Dova nor any of its personnel (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, Dova or any of its personnel becomes or is the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), Dova shall immediately notify Valeant, and Valeant shall have the option to prohibit such Person from performing work relating to this Agreement or the Product; and
10.1.15    any patient assistance program used in connection with the Product used in connection with the Product have each been operated in accordance with Applicable Law.
10.2    Representations and Warranties of Valeant. Valeant represents and warrants to Dova as of the Effective Date that:
10.2.1    it is a limited liability company duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;
10.2.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
10.2.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
10.2.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
10.2.5    the execution, delivery and performance of this Agreement by Valeant does not require the consent of any Person or the authorization of (by notice or otherwise) any Governmental Authority or the FDA;
10.2.6    there is no action, suit or proceeding pending or, to the knowledge of Valeant, threatened, against Valeant or any of its Affiliates, or to the knowledge of Valeant, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of Dova or Valeant to perform its obligations and enjoy the benefits of this Agreement;
10.2.7    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;
10.2.8    it has the right to market and sell the Designated Product in the Territory as contemplated herein and has all licenses, authorizations, permissions, consents or approvals from any applicable Governmental Authority including the FDA necessary to make, use, sell and offer to sell the Product in the Territory and all such licenses, authorizations, permissions, consents or approvals are in good standing;
10.2.9    it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;
10.2.10    it has no knowledge of any information relating to any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect Valeant’s ability to perform its obligations and enjoy the benefits of this Agreement;
10.2.11    neither Valeant nor any of its personnel (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, Valeant or any of its personnel become or are the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the Federal statute providing for mandatory exclusion from participation in Federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), Valeant shall immediately notify Dova, and Dova shall have the option to prohibit such Person from performing work under this Agreement; and
10.2.12    all Field Force Personnel that are engaged in Detailing are, and will be, licensed to the extent required and in accordance with all Applicable Laws.
10.3    Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, DOVA (AND ITS AFFILIATES) AND VALEANT (AND ITS AFFILIATES) MAKE NO REPRESENTATIONS AND NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DOVA (AND ITS AFFILIATES) AND VALEANT (AND ITS AFFILIATES) EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY INTELLECTUAL PROPERTY OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
10.4    Additional Covenants.
10.4.1    Initial Orders to Non-Retail Institutions. For initial orders of Product from Dova (or its Affiliates or its Intermediaries) to the Non-Retail Institutions, Dova shall not engage in any “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended by Dova to result in purchases by the Non-Retail Institutions that are materially in excess of purchases in the ordinary course of business or that is intended to materially adversely impact Valeant’s promotion fee pursuant to this Agreement; provided, however, this Section10.4.1 shall not be applicable to any activity or action taken by Dova which applies to all or substantially all customers for the Product, or any activity or action taken by Dova in good faith and consistent with customary sales and marketing practices in the pharmaceutical industry.
10.4.2    Third Party Agreements. Dova shall remain solely responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties on (or in connection with) the sale of Product in the Territory, including under the Third Party Agreements.
ARTICLE 11
INDEMNIFICATION; LIMITATIONS ON LIABILITY
11.1    Indemnification by Dova. Dova shall defend, indemnify and hold harmless Valeant and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims, and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of Dova under this Agreement, (b) the negligence, willful misconduct or violation of Applicable Laws by Dova (or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives), (c) the infringement of the intellectual property rights of any Third Party in connection with the Product, including from the use of the Dova Trademarks and Copyrights on Product Labeling or Product Materials in accordance with this Agreement, (d) death or personal injury to any person related to use of the Product, or (e) the failure to comply with Applicable Laws by the Specialty Pharmacies, applicable reimbursement hub or any 501(c)(3) charitable foundation used in connection with the Product; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which Valeant is obligated to indemnify Dova pursuant to Section 11.2.
11.2    Indemnification by Valeant. Valeant shall defend, indemnify and hold harmless Dova and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of Valeant under this Agreement, or (b) the negligence, willful misconduct, or violation of Applicable Laws by Valeant (or any of its Affiliates or its and their respective officers, directors, employees, agents or representatives); except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which Dova is obligated to indemnify Valeant pursuant to Section 11.1.
11.3    Indemnification Procedures. The Party seeking indemnification under Section 11.1 or 11.2, as applicable (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any Claim in respect of which indemnity may be sought under Section 11.1 or 11.2, as applicable, and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to give such notice will relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall assume and control the defense and settlement of any such action, suit or proceeding at its own expense. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in such defense, at the Indemnifying Party’s expense. The Indemnified Party will be entitled at its own expense to participate in such defense and to employ separate counsel for such purpose. For so long as the Indemnifying Party is diligently defending any proceeding pursuant to this Section 11.3, the Indemnifying Party will not be liable under Section 11.1 or 11.2, as applicable, for any settlement effected without its consent. No Party shall enter into any compromise or settlement which commits the other Party to take, or to forbear to take, any action without the other Party’s prior written consent (and unless such compromise or settlement includes no payments by the Indemnified Party, an unconditional release of, and no admission of liability by, the Indemnified Party from all liability in respect of such Claim).
11.4    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN (OTHER THAN AS SET FORTH IN THE SECOND SENTENCE OF THIS SECTION 11.4), IN NO EVENT SHALL DOVA (OR ITS AFFILIATES) OR VALEANT (OR ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SENTENCE SHALL NOT LIMIT (1) THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 11.1 OR 11.2, AS APPLICABLE, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 9.
11.5    Insurance. Each Party acknowledges and agrees that during the Term, it shall maintain, through purchase or self-insurance, adequate insurance, including products liability coverage and comprehensive general liability insurance, adequate to cover its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated. Each Party shall provide reasonable written proof of the existence of such insurance to the other Party upon request. Dova does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of any Field Force Personnel, all of which shall be Valeant’s sole responsibility. For clarity, the insurance requirements of this Section 11.5 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11.
ARTICLE 12
TERM AND TERMINATION
12.1    Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 12, shall extend until the four (4) year anniversary of the Effective Date (the “Term”).
12.2    Early Termination for Cause. A Party shall have the right to terminate this Agreement before the end of the Term as follows:
12.2.1    by a Party upon written notice to the other Party in the event of a material breach of this Agreement by such other Party where such breach is not cured (if able to be cured) within [***] following such other Party’s receipt of written notice of such breach (and any such termination shall become effective at the end of such [***] period unless the breaching Party has cured such breach prior to the expiration of such [***] period);
12.2.2    by Dova if the Quarterly Average Sales Force Size is less than [***] Sales Representatives for [***] consecutive Calendar Quarters, upon [***] written notice to Valeant, such notice to be delivered no less than [***] following the end of the last consecutive Calendar Quarter in which the Quarterly Average Sales Force Size is less than [***] Sales Representatives;
12.2.3    by Dova if the aggregate actual number of Details for the Product made by the Sales Representatives for a Calendar Quarter is less than the Quarterly Minimum Details for [***] consecutive Calendar Quarters, upon [***] written notice to Valeant, such notice to be delivered no less than [***] following the end of the last consecutive Calendar Quarter in which the actual Details are less than the Quarterly Minimum Details;
12.2.4    by either Party upon [***] written notice to the other Party following the withdrawal of the Product from the market by Dova (or the decision by Dova to withdraw the Product from the market) due to (i) any decision, judgment, ruling or other requirement of the FDA, or (ii) material safety concern;
12.2.5    by Dova upon [***] written notice to Valeant upon the cessation of marketing by Valeant of the Designated Product (or the Alternate Product in accordance with Section 4.2.1(c), as the case may be);
12.2.6    by Dova pursuant to Section 4.2.1(c); and
12.2.7    by a Party immediately upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to such other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by such other Party, or in the event a receiver or custodian is appointed for such other Party’s business or a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.
12.3    Other Early Termination.
12.3.1    Either Party shall have the right to terminate this Agreement before the end of the Term for its convenience upon [***] written notice to the other Party (and any such termination shall become effective at the end of such [***]); [***].
12.3.2    Either Party shall have the right to terminate this Agreement before the end of the Term upon [***] written notice to the other Party delivered within [***] after the conclusion of any Calendar Quarter, beginning with the Calendar Quarter commencing on [***], in which the Net Sales in such Calendar Quarter are less [***] (and any such termination shall become effective at the end of such [***] period); provided that Valeant shall not have the right to terminate this Agreement pursuant to this Section 12.3.2 with respect to any Calendar Quarter for which the Quarterly Average Sales Force Size is less than [***] Sales Representatives.
12.4    Effects of Termination. Upon the expiration or effective date of termination of this Agreement, (i) all rights and obligations of both Parties hereunder shall immediately terminate, subject to any survival as set forth in Sections 12.5 and 12.6, (ii) Valeant, at Dova’s direction, shall immediately return to Dova or destroy in accordance with all Applicable Laws all Product Materials, reports and other tangible items provided by or on behalf of Dova to Valeant or otherwise developed or obtained by Valeant pursuant to the terms of this Agreement (other than Valeant Property) (and at the request of Dova, Valeant shall certify destruction of such materials if Valeant does not to return such materials to Dova), (iii) Valeant shall immediately cease all Valeant Activities with respect to the Product, and (iv) each of Dova and Valeant shall, at the other Party’s direction, either return to such other Party or destroy all Confidential Information of such other Party. Notwithstanding the foregoing, each Party may retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to its legal or IT personnel, provided that such Confidential Information will continue to be subject to the terms of this Agreement.
12.5    Tail Period. Solely in the event that Dova has terminated this Agreement pursuant to Section 12.3.1 and notwithstanding anything else herein, in consideration of the promotion services performed by Valeant during the Term, with respect to the Tail Period, Dova shall make payments to Valeant in an amount equal to [***] of the amounts that would have been payable by Dova to Valeant with respect to such Tail Period pursuant to Section 6.1 had the Agreement not been so terminated. Such payments shall be made within [***] following the end of each calendar quarter in the Tail Period. Sections 6.3, 6.4 and 6.5 shall apply, mutatis mutandis, to such Tail Period payments. For clarity, no tail payment shall be due following any expiration or termination of this Agreement except as set forth in this Section 12.5.
12.6    Survival. Termination or expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Notwithstanding any expiration or termination of this Agreement, such expiration or termination shall not relieve any Party from obligations which are expressly or by implication intended to survive expiration or termination, including Sections 2.3, , 4.4.2, 5.7, 5.9, 6.3.6, 6.3.5, 11.1, 11.2, 11.3, 11.4, 12.4, 12.5 and 12.6, Articles 7, 8, 9 and 13 (to the extent applicable to implementation of the survival of the preceding Sections and Articles) and, solely as it relates to the last Calendar Quarter, Sections 6.1, 6.2 and 6.3, which shall survive and be in full force and effect.
ARTICLE 13
MISCELLANEOUS
13.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and re-commence its performance hereunder as soon as practicable.
13.2    Assignment. Except as provided in this Section 13.2, this Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party, without the written consent of the other Party (such consent not to be unreasonably withheld); provided that a merger, sale of stock or comparable transaction shall not constitute an assignment. In the event either Party desires to make such an assignment or other transfer of this Agreement or any rights or obligations hereunder, such Party shall deliver a written notice to the other Party requesting the other Party’s written consent in accordance with this Section 13.2, and the other Party shall provide such Party written notice of its determination whether to provide such written consent within [***] following its receipt of such written notice from such Party. Notwithstanding the foregoing, (a) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate; and (b) Dova may assign this Agreement to a successor in interest in connection with the sale or other transfer of all or substantially all of Dova’s assets or rights relating to the Product; provided that such assignee shall remain subject to all of the terms and conditions hereof in all respects and shall assume all obligations of Dova hereunder whether accruing before or after such assignment. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 13.2 shall be void. This Agreement shall be binding on, and inure to the benefit of, each Party, and its permitted successors and assigns.
13.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
13.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Dova, to:
Dova Pharmaceuticals, Inc.
240 Leigh Farm Road, Suite 245
Durham, NC 27707
Attention: Chief Executive Officer
Email: asapir@dova.com

With a copy to:
Dova Pharmaceuticals, Inc.
240 Leigh Farm Road, Suite 245
Durham, NC 27707
Attention: General Counsel
Email: mbanjak@dova.com

if to Valeant, to:	Valeant Pharmaceuticals North America LLC 400 Somerset Corporate Boulevard Bridgewater, NJ 08807 Attention: XXXXXXXXX Email: XXXXXXXX With a copy to: XXXXXXXX Attention: XXXXXXXX Fax: XXXXXXXX Email: XXXXXXXX
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

13.5    Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the [***] applicable to agreements made and to be performed entirely in such state, including its statutes of limitation but without giving effect to the conflict of law principles thereof.
13.6    Dispute Resolution.
13.6.1    JSC; Escalation for Other Disputes. Except for disputes resolved by the procedures set forth in Section 3.4, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Senior Officers who shall confer within [***] after such Dispute was first referred to them to attempt to resolve the Dispute by good faith negotiations. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties. If such Senior Officers do not agree on the resolution of an issue within [***] after such issue was first referred to them, either Party may, by written notice to the other Party, initiate arbitration for resolution of such Dispute pursuant to Section 13.6.2.
13.6.2     Arbitration of Other Disputes. If a Dispute is not resolved by the Senior Officers pursuant to Section 13.6.1, such Dispute shall be submitted to and finally settled by [***] The Parties hereby submit to the exclusive jurisdiction of the federal and state courts located in [***] for the purposes of an order to compel arbitration, for preliminary relief in aid of arbitration and for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators and to the non-exclusive jurisdiction of such courts for the enforcement of any ward issued hereunder.
13.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.8    Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Confidentiality Agreement, but solely with respect to information which is deemed Confidential Information hereunder) are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.
13.9    Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
13.10    Independent Contractors. It is expressly agreed that Valeant and Dova shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Valeant nor Dova shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
13.11    Third Party Beneficiaries. Except as set forth in ARTICLE 11, no Person other than Dova or Valeant (and their respective Affiliates and permitted successors and assignees hereunder) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
13.12    Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.
13.13    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
13.14    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
13.15    Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.
13.16    Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
13.17    Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”), and (e) references to any Articles or Sections include Sections and subsections that are part of the references’ Article or Section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2”, and references to “ARTICLE 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2.1”).
13.18    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes and shall have the same force and effect as original signatures.
[signature page follows]

[Signature page to Co-Promotion Agreement]
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
DOVA PHARMACEUTICALS, INC.
By: __/s/ Alex C. Sapir______________________
Name: Alex C. Sapir
Title: CEO
VALEANT PHARMACEUTICALS NORTH AMERICA LLC
By: ___/s/ Joseph C. Papa_______________
Name: Joseph C. Papa
Title: Chief Executive Officer and President

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EXHIBIT A
Joint Press Release
DURHAM, N.C. and BRIDGEWATER, N.J., Sept. 27, 2018 (GLOBE NEWSWIRE) -- Dova Pharmaceuticals, Inc. (“Dova”) (DOVA), a specialty pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for diseases where there is a high unmet need, and Salix Pharmaceuticals (“Salix”), one of the largest specialty pharmaceutical companies in the world committed to the prevention and treatment of gastrointestinal diseases and its parent company, Bausch Health Companies Inc. (NYSE/TSX: BHC), today announced that they have entered into an exclusive agreement to co-promote Dova’s DOPTELET (avatrombopag) in the United States (U.S.). The U.S. Food and Drug Administration ("FDA") approved DOPTELET on May 21, 2018 for the treatment of thrombocytopenia in adult patients with chronic liver disease (CLD) who are scheduled to undergo a procedure. DOPTELET represents the first thrombopoietin (TPO) receptor agonist approved in the United States for this indication.
Thrombocytopenia, a condition in which patients have a low platelet count, is the most common hematological abnormality in patients with CLD that often worsens with the severity of liver disease. It is estimated that approximately 15 percent of the 7.5 million patients with CLD have some form of thrombocytopenia. In a study published in 2010, patients with severe thrombocytopenia (<75,000/µL) had a 31 percent incidence of procedure-related bleeding. As a result of the associated increased rate of bleeding, there is an increased risk for the CLD patient when undergoing common scheduled medical procedures such as liver biopsy, colonoscopy, endoscopy, and routine dental procedures.
As part of the co-promotion arrangement, Salix intends to deploy approximately 100 sales specialists who will promote DOPTELET to gastroenterology healthcare professionals. The Salix sales force will begin selling DOPTELET in mid-October 2018. Dova will continue its commercial efforts targeting primarily hepatologists and interventional radiologists and certain other specialties. Pursuant to the agreement, Dova will pay Salix a quarterly fee based on net sales (as defined in the agreement) of DOPTELET prescribed by gastroenterologists in the U.S.
“We are delighted to be working with Salix, a company considered by many to have the preeminent gastroenterology sales force in the United States,” said Alex C. Sapir, president and chief executive officer, Dova Pharmaceuticals. “Given Salix’s presence and strong reputation within large gastroenterology group practices coupled with the early interest we are seeing among the gastroenterology community, we are excited to see the impact this partnership will bring to DOPTELET and to patients.”
“Salix considers liver disease a strategic therapeutic area of focus, given our history and knowledge with XIFAXAN® (rifaximin), an innovative medicine indicated for the treatment of overt hepatic encephalopathy (HE), a condition that is often a consequence of chronic liver disease,” said Mark McKenna, president, Salix Pharmaceuticals. “Adding DOPTELET to our portfolio will enable our sales force to promote yet another innovative product that addresses a true unmet need in the marketplace.”

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About DOPTELET
DOPTELET (avatrombopag) is a second generation, once daily, orally administered TPO receptor agonist approved for the treatment of thrombocytopenia in adult patients with CLD who are scheduled to undergo a procedure. DOPTELET is designed to mimic the effects of TPO, the primary regulator of normal platelet production.
Two global Phase 3, double-blind, placebo-controlled trials (ADAPT-1 [N=231] and ADAPT-2 [N=204]), conducted in adults with thrombocytopenia (platelet count of less than 50,000/µL) and CLD, supported the FDA approval. Patients were assigned to either 40 mg or 60 mg of avatrombopag daily for five days based on their Baseline platelet counts (40 to <50,000/µmL or <40,000/µmL, respectively). Avatrombopag was shown to be superior to placebo in increasing the proportion of patients not requiring platelet transfusions or rescue procedures for bleeding up to seven days following a scheduled procedure in both trials in both the 40 mg (ADAPT-1, 88% vs. 38%, p <0.0001; ADAPT-2, 88% vs. 33%; p<0.0001), and 60 mg (ADAPT-1, 66% vs. 23%, p <0.0001; ADAPT-2, 69% vs. 35%; p=0.0006) treatment groups. Avatrombopag was also superior to placebo at the two secondary efficacy endpoints in each trial.  In the avatrombopag treatment groups, there was an increased proportion of patients achieving the target platelet count of ≥50,000/µmL on procedure day, and a greater magnitude of the change in mean platelet count from baseline to procedure day; all treatment differences between the avatrombopag and placebo treatment groups for each secondary endpoint were highly statistically significant with p values <0.0001. The most common adverse reactions with avatrombopag included pyrexia, abdominal pain, nausea, headache, fatigue and edema peripheral. Portal vein thromboses have been reported in patients with CLD and in patients receiving TPO receptor agonists. One treatment-emergent event of portal vein thrombosis was reported in the ADAPT trials in an avatrombopag-treated patient.
INDICATION
DOPTELET (avatrombopag) is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure.
IMPORTANT SAFETY INFORMATION
WARNINGS AND PRECAUTIONS
DOPTELET is a thrombopoietin (TPO) receptor agonist and TPO receptor agonists have been associated with thrombotic and thromboembolic complications in patients with chronic liver disease. Portal vein thrombosis has been reported in patients with chronic liver disease treated with TPO receptor agonists. In the ADAPT-1 and ADAPT-2 clinical trials, there was one treatment-emergent event of portal vein thrombosis in a patient (n=1/430) with chronic liver disease and thrombocytopenia treated with DOPTELET.
Consider the potential increased thrombotic risk when administering DOPTELET to patients with known risk factors for thromboembolism, including genetic prothrombotic conditions (Factor V Leiden, Prothrombin 20210A, Antithrombin deficiency or Protein C or S deficiency).
DOPTELET should not be administered to patients with chronic liver disease in an attempt to normalize platelet counts.
CONTRAINDICATIONS: None

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ADVERSE REACTIONS
Most common adverse reactions (≥ 3%) were: pyrexia, abdominal pain, nausea, headache, fatigue, and edema peripheral.
Please see full Prescribing Information for DOPTELET (avatrombopag) www.doptelet.com
About XIFAXAN
XIFAXAN is a nonsystemic* antibiotic that slows the growth of bacteria in the gut that are believed to be linked to symptoms of overt hepatic encephalopathy (HE). It has been proven to reduce the risk of overt HE recurrence and HE-related hospitalizations in adults.
*There is an increased systemic exposure in patients with severe (Child-Pugh Class C) hepatic impairment. Caution should be exercised when administering XIFAXAN to these patients.
INDICATION
XIFAXAN (rifaximin) 550 mg tablets are indicated for the reduction in risk of overt hepatic encephalopathy (HE) recurrence in adults and for the treatment of irritable bowel syndrome with diarrhea (IBS-D) in adults.
IMPORTANT SAFETY INFORMATION

•	XIFAXAN is not for everyone. Do not take XIFAXAN if you have a known hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN.

•
If you take antibiotics, like XIFAXAN, there is a chance you could experience diarrhea caused by an overgrowth of bacteria (C. difficile). This can cause symptoms ranging in severity from mild diarrhea to life-threatening colitis. Contact your healthcare provider if your diarrhea does not improve or worsens.

•	Talk to your healthcare provider before taking XIFAXAN if you have severe hepatic (liver) impairment, as this may cause increased effects of the medicine.

•
Tell your healthcare provider if you are taking drugs called P-glycoprotein and/or OATPs inhibitors (such as cyclosporine) because using these drugs with XIFAXAN may lead to an increase in the amount of XIFAXAN absorbed by your body.

•	In clinical studies, the most common side effects of XIFAXAN were:
HE: Peripheral edema (swelling, usually in the ankles or lower limbs), nausea (feeling sick to your stomach), dizziness, fatigue (feeling tired), and ascites (a buildup of fluid in the abdomen)
IBS-D: Nausea (feeling sick to your stomach) and an increase in liver enzymes

•
XIFAXAN may affect warfarin activity when taken together. Tell your healthcare provider if you are taking warfarin because the dose of warfarin may need to be adjusted to maintain proper blood-thinning effect.

•	If you are pregnant, planning to become pregnant, or nursing, talk to your healthcare provider before taking XIFAXAN because XIFAXAN may cause harm to an unborn baby or nursing infant.
You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

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For product information, adverse event reports, and product complaint reports, please contact:
Salix Product Information Call Center
 Phone: 1-800-321-4576
 Fax: 1-510-595-8183
Email: salixmc@dlss.com
Please click here for full Prescribing Information.
About Dova Pharmaceuticals, Inc.
Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s proprietary pipeline includes one commercial product, DOPTELET, for the treatment of thrombocytopenia in adult patients with CLD scheduled to undergo a procedure.
 About Salix
Salix is one of the largest specialty pharmaceutical companies in the world committed to the prevention and treatment of gastrointestinal diseases. For almost 30 years, Salix has licensed, developed, and marketed innovative products to improve patients' lives and arm health care providers with life-changing solutions for many chronic and debilitating conditions. Salix currently markets its product line to U.S. health care providers through an expanded sales force that focuses on gastroenterology, hepatology, pain specialists, and primary care. Salix is headquartered in Bridgewater, New Jersey.
About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people's lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.
Dova Pharmaceuticals Cautionary Notes Regarding Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations. These forward-looking statements include the potential benefits of the collaboration, the timing of the Salix sales force beginning to sell DOPTELET and other information relating to the transaction between Dova and Salix. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on February 16, 2018, and Dova’s other periodic reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as

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of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.
Bausch Health Forward-looking Statements
 This news release may contain forward-looking statements, which may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Bausch Health’s most recent annual or quarterly report and detailed from time to time in Bausch Health’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Bausch Health believes that the material factors and assumptions reflected in these forward-looking statements are reasonable, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health and Salix undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.
Dova Investor Contacts:
Mark W. Hahn
Chief Financial Officer
mhahn@dova.com
(919) 338-7936

Salix Investor Contact:
Arthur Shannon
Arthur.Shannon@bauschhealth.com
514-856-3855
877-281-6642 (toll free)

Westwicke Partners
John Woolford
john.woolford@westwicke.com
(443) 213-0506
Salix Media Contacts:
Lainie Keller
Lainie.Keller@bauschhealth.com
908-927-0617

Karen Paff

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Karen.Paff@salix.com
908-927-1190
AkaRx, Inc., a wholly owned subsidiary of Dova Pharmaceuticals, Inc., is the exclusive licensee and distributor of DOPTELET® in the United States and its territories. ©2018
DOPTELET® is a registered trademark of AkaRx, Inc.
PM-US-DOP-0072
The Xifaxan 550 mg product and the Xifaxan trademark are licensed by Alfasigma S.p.A.to Salix Pharmaceuticals or its affiliates.
SAL.0103.USA.18

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Schedule 1.65
Third Party Agreements

1.	Stock Purchase Agreement dated March 29, 2016 (as amended) between PBM AKX Holdings, LLC and Eisai, Inc.

2.	License Agreement dated August 15, 2005 (as amended) between Astellas Pharma Inc. and AkaRx, Inc.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.